Exhibit 99.2

Form S-1 Information

SUMMARY

Our Business

Created by John Hendricks, founder of the Discovery Channel and former Chairman of Discovery Communications, we are a media and entertainment company that offers premium video programming across the principal categories of factual entertainment, including science, history, society, nature, lifestyle and technology. Our mission is to provide premium factual entertainment that informs, enchants and inspires. We are seeking to meet demand for high-quality factual entertainment via SVoD platforms, as well as via bundled content licenses for SVoD and linear offerings, partner bulk sales, brand partnerships and content sales. We are well-positioned for growth as a digital-native video platform monetizing content across this broad revenue stack.

We are experiencing rapid organic growth, with year-over-year total revenue increasing approximately 93% in 2019 from 2018. In addition, our subscriber base has grown significantly, from approximately one million at the end of 2018 to approximately 13 million at September 30, 2020. Through the rapid expansion of our library of high-quality titles and by exploiting multiple channels to monetize our programming, we believe that we have achieved global leadership in factual content streaming, and are well positioned to capitalize on favorable ongoing industry trends to create value for our shareholders and other stakeholders.

Our award-winning content library features more than 3,100 nonfiction episodes, including more than 1,000 original, commissioned or co-produced documentaries, of short-form, mid-form and long-form duration with an estimated $1 billion original production value. Within the last 90 days, 100% of our library titles have been viewed by subscribers. Our films are produced, co-produced or commissioned by us, or licensed through one of our content partnerships, such as with the BBC in the U.K., NHK in Japan, ZED in France and Terra Mater in Austria. Our programs are hosted by and feature scientists, experts and celebrities such as Stephen Hawking, Sir David Attenborough and Sigourney Weaver. Our programs have already received three Emmy nominations, including an Emmy Award win for Stephen Hawking’s Favorite Places. Every title on our platform is available on-demand and, other than historical footage or classic documentaries, in high definition or 4K quality.

Our content is available directly through our O&O Service and mobile applications developed for iOS and Android operating systems (“App Services,” and, together with O&O Service, “Direct Service” or “Direct Business”). Our App Services enable access to CuriosityStream on almost every major consumer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles like Xbox. In addition, we have affiliate agreement relationships with, and our service is available directly from, MVPDs that include Comcast, Cox, Dish and NCTC and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV (collectively, “Partner Direct Service” or “Partner Direct Business”).

Our Direct Service is available in more than 175 countries to any household with a broadband connection for $2.99 per month or $19.99 per year for high definition resolution. We also provide a premium service in 4K resolution for $9.99 per month or $69.99 per year. Over 75% of Direct Service subscribers select annual subscription plans, which has reduced subscriber churn and facilitates our ability to learn and serve consumer preferences. Our blended churn rate is currently approximately 2.6%. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee for sales to individuals who subscribe to CuriosityStream via the partners’ respective platforms.

The technology associated with our Direct Business is designed to facilitate a consistent user experience across the different interface platforms and operating system applications. We provide value for both our users and ourselves through our analytics algorithm and data collection system. Leveraging our database of anonymized user preferences, ratings and behavior, we are constantly refining our content recommendation engine to suggest and serve content to our customers.

In addition to our Partner Direct Services and Businesses, we have affiliate relationships with MVPDs, broadband and wireless companies in the US and international territories (“Bundled MVPD Partners”) to whom we can offer a broad scope of rights, including 24/7 “linear” channels, our on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber as part of a multi-year agreement (“Bundled MVPD Business”). The Bundled MVPD Business offers us the advantages of long-cycle and recurring revenue and the potential to access hundreds of millions of paying subscribers globally. As a young and digital-native company, we are not laden with some of the overhead costs nor over-dependent on lines of business that may hamper the growth of legacy media companies. We are consequently able to offer Bundled MVPD Partners more attractive rates than well-known conglomerates, meeting the Bundled MVPD Partners’ need to cut costs in their business without losing quantity or quality of factual content. We currently have 20 Bundled MVPD Partner agreements in 83 countries, with subtitling or dubbing in four languages in addition to English.

Between our Direct, Partner Direct and Bundled MVPD Businesses, as of September 30, 2020, we had approximately 13 million total paying subscribers.

Our Corporate & Association Partnership business to date has been comprised primarily of selling subscriptions in bulk to companies and organizations that in turn offer these subscriptions to their employees and members as an employment benefit or “gift of curiosity.” To date, over 30 companies have purchased annual subscriptions at bulk discounts for their employees. As a family-friendly and enriching service, we are well-positioned among media companies to continue to build our roster of customers in this model. We see an even bigger opportunity with corporations and associations, however, via multi-year integrated partnerships where we create and distribute content in support of these partners’ corporate and social responsibility (“CSR”) and membership initiatives.

An evolving area of opportunity is in Sponsorships & Advertising. We launched traditional spot advertising on one of our linear television networks in 2020 and expect to expand on this business in the future. These 30 and 60 second commercials are expected to deliver an increasing level of predictable and reliable revenue for the Company. An even greater opportunity exists in developing integrated digital brand partnerships (“Sponsorship & Advertising Business”). These sponsorship campaigns will offer blue chip brands the chance to be associated with CuriosityStream content in a variety of forms, including short and long form program integration, branded social media promotional videos, broadcast advertising spots, and digital display ads. We believe the impressions accumulated in these multi-faceted campaigns would roll up to verifiable metrics for the clients. We executed on two such sponsorships in 2020: one in the financial services sector as well as a brand in the health and fitness sector.

The fifth line of business in our revenue stack is program sales (“Program Sales Business”). We believe that the focus and priority of most entertainment media companies is on scripted content, so some of those companies need a reliable and efficient source for factual content. We have the opportunity to provide a turnkey, financially attractive “factual solution” to meet this business demand. We are able to sell to certain media companies a collection of our existing titles in a traditional program sales deal and are party to a multi-year, multi-million dollar program sales agreement with one such media company. We are also able to sell selected rights (such as in territories or on platforms that are lower priority for us) to content we create before we even begin production. This latter model reduces risk in our content development decisions and creates program sales revenue.

The most basic functional structure of our company thrives due to the collaboration of (1) our content team, which works with more than 150 production companies and distributors across the world to create and acquire programming, (2) our legal and finance teams, which structure and formalize agreements, (3) our creative services and content operations teams, which develop all of the marketing materials, metadata and other assets associated with a piece of content, and (4) our content operations and technology teams, which then deliver our content and services to all manner of devices and streaming platforms for our Direct, Partner Direct, Bundled MVPD and other businesses.

Our Competitive Strengths

We believe our business is driven by the following competitive strengths:

We have multiple revenue streams to support our future growth.    Each of CuriosityStream’s five distinct, complementary and growing lines of revenue monetizing content (Direct and Partner Direct, Bundled MVPD, Corporate and Association Partnerships, Sponsorship & Advertising, and Program Sales) has the potential to become a large business in and of itself. Their existence in a diversified revenue stack increases the benefits of each by de-risking investment in content and overhead, protects against periodic turns in any one area, and enables us to be nimble in exploiting unexpected opportunities through the reach of relationships and partnerships throughout media and around the world.

We are pioneers of fact-based entertainment in the high-growth SVoD market.    Digital TV Research predicts that global SVoD subscribers will reach approximately 1.2 billion by 2025, an increase of 529 million from the number of subscribers recorded as of the end of 2019. As a “digital native” business, where our initial focus was SVoD, legacy revenue streams are not a drag or barrier to avenues of growth. In addition, unlike Netflix, Amazon Prime and Hulu, which focus primarily on developing and acquiring fictional entertainment, we are well-positioned to be the most flexible provider of on-demand, premium factual entertainment in the SVoD space. Moreover, where most basic ad-supported cable networks have neglected the production of high-quality factual content in favor of reality television programs, we have a pipeline dedicated exclusively to fact-based entertainment. We believe our focus on quality and our ability to curate this type of content has produced a documentary library that is superior to and more accessible for consumers than that of potential competitors who are not exclusively focused on this category.

Our management team, with decades of individual and collective experience, has learned how to efficiently create and monetize factual content.    We were founded by industry pioneer, John Hendricks, the founder and former Chairman of Discovery Communications, who launched Discovery Channel in 1985 and expanded that company to more than 220 countries and 2.5 billion cumulative subscribers across channels, generating $5.5 billion in annual revenue by the time he stepped down in 2014. John selected Clint Stinchcomb, a media executive with more than 25 years’ experience launching networks and developing and monetizing content — including as the key executive who launched Discovery’s digital networks — to serve as CuriosityStream’s Chief Executive Officer. John and Clint have in turn built a seasoned team, including a Chief Financial Officer, Chief Operating Officer & General Counsel, Chief Product Officer, and Chief Revenue Officer, who reflect broad and deep experience across traditional as well as new generation media companies across all functional areas. We believe that our executives’ collective knowledge of the industry, key industry relationships, strategic vision and access to the best content creators and distributors, provides us with key competitive advantages.

The broad, universal appeal of factual content provides strategic advantages.    We believe the subject matter of factual content generally has a longer shelf-life than fictional genres. We believe factual content transcends geographical boundaries and can be understood and enjoyed across cultures and languages. In addition, from an operational perspective, as compared to scripted content, nonfiction programming generally has a lower production cost and lends itself more easily to localization techniques such as subtitling, dubbing and voiceover. Our content library covers all major categories of factual entertainment — science, history, technology, nature, society and lifestyle. Factual entertainment is also consumed by a broad age demographic and can be shared across generations. Our active O&O users are comprised of approximately 60% male viewers and 40% female viewers.

We have a potential distribution reach of hundreds of millions of households via 30+ distribution partners and are platform and delivery-method agnostic.    We are available worldwide through our SVoD O&O Service, App Services and distribution affiliates. Viewers can access our online platform directly on smart TVs and mobile devices. Additionally, we are available through traditional MVPDs such as Altice in the United States, Multichoice across Africa, and StarHub in Singapore, reaching viewers through both SVoD and linear distribution channels.

Our technology platform enables personalization and discovery.    We are developing a large and diversified data set which provides us with significant insight into content consumption and user behavior. This ever-evolving data set allows us to analyze, understand and track watching habits and trends in content viewership. From this data, we are able to make data-driven strategic decisions on content production and recommendations to viewers. Leveraging our database of anonymized user preferences, ratings and behavior, we have designed a content recommendation engine that suggests content using behavioral analytics and similar watch histories from other users. Similarly, we are also able to use viewer preferences and usage trends to inform content licensing and acquisition choices. We believe this technology will help drive user engagement and contribute to growth.

Our Growth Strategies

We believe we are strategically positioned to grow our revenues through expanding our subscriber base and broadening our business customer network by:

Continually enhancing and marketing our platform and refining our pricing strategy in order to attract and retain users and increase high-value users and thereby expand our subscriber base and increase average revenue per user.    We intend to increase growth of our O&O platform by continuously improving our user experience, increasing the depth and breadth of our content offering, and enhancing our streaming platform. We plan to continue to attract users and expand our subscriber base with a compelling streaming value proposition that allows users to access the largest collection of nonfiction programming through user-friendly search and discovery tools and a simple user interface, while continuously monitoring and optimizing subscriber acquisition costs. As of September 30, 2020, our customer acquisition cost was approximately $51 per subscriber. We also plan to add additional value to our premium tiers, add lifetime SKUs and raise annual standard plan rates to increase overall ARPU.

Developing more original landmark content.    We intend to create new content and partner with leading content production houses to continue to improve and broaden our library of factual entertainment content. We are poised to produce additional landmark original programming, following our Emmy award-winning commission Steven Hawking’s Favorite Places and our Emmy and BAFTA-nominated co-production of David Attenborough’s Light on Earth. For example, we premiered mid-form biographies featuring interviews by Leonardo DiCaprio in late 2020 and will premiere a sweeping natural history series from the renowned factual producer Terra Mater in 2021 and 2022. We leverage our growing database of viewership data to help determine engaging content topics and maximize production value in our content pipeline. We believe premium original and exclusive content garners critical acclaim and press, and attracts and retains subscribers.

Expanding bundled distribution, especially in international and wireless markets.    Global markets constitute a significant growth avenue for us. Currently, about 70% of our O&O subscribers are based in the United States. Our content has only begun to be localized (subtitling or dubbing in four languages for the parts of our library where rights are available) and there has been limited marketing outside the United States to date. We intend to continue to seek partnerships with strong platforms in international territories. For example, using our StarHub deal in Singapore as a model for other countries, especially in Asia, we are seeking bundling opportunities for license fees on a per subscriber basis. In addition, based on our experience with StarHub and Multichoice in Africa, we believe we are well-positioned to exploit opportunities where legacy linear channel providers face renewal, providing a lower cost, higher quality alternative to these distribution partners. We also plan to seek partnerships with device makers where they have market share or advantages in a given territory. Expansion into international markets is expected to be a critical driver of subscriber growth.

Launching Brand Partnerships Business.    The Sponsorships & Advertising Business constitutes another area of growth for us. We executed two brand partnerships in 2020. Building on this advertising business with more complex integrated brand campaigns will enable us to leverage our distribution and marketing channels to amplify our partners’ messages and increase their reach, which in turn will create a more valuable Sponsorship & Advertising Business for us.

Developing Program Sales Business.    CuriosityStream has already done one program sales deal in providing factual content for the launch of a major SVoD program service in the United States. This deal provided a template for our offering a “factual solution” to meet the needs of a business partner. We have also started executing on a line of business to sell selected rights to content we create in advance of production, thus reducing risk in our content development decisions while delivering revenue. We currently have approximately 15 projects — series and feature documentaries — in production for this channel.

Building Corporate and Association Business.    Our Corporate & Association business has been successful in selling subscriptions in bulk to companies, organizations, schools, universities and libraries. We are now poised to exploit a bigger opportunity with organizations, corporations and associations through multi-year multi-faceted partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives. Corporations and organizations often have existing content with no distribution channel and they often have need for new content to serve their mission. We can offer a turnkey solution or a menu of choices, such as content creation or co-production, access for a partner’s members to selected content via our platform, or even a customized co-branded streaming platform. Our mission and style of content is relatively well-suited among media companies to capitalize on the opportunity with corporations, organizations and associations.

Our Market Opportunity

The adoption of television and video streaming has disrupted the traditional linear television distribution industry, creating new options for consumers and new economic opportunities for content publishers and advertisers. Many consumers are shifting to SVoD platforms. According to Digital TV Research, SVoD subscriptions in the United States alone are predicted to climb to 317 million by 2025 from 203 million in 2019. Although traditional live television still represents the majority of hours viewed by consumers, the launch of vMVPD services by traditional television operators has increased cord-cutting by consumers. eMarketer predicts that by 2021, more than a fifth of U.S. households will cut the cord from traditional TV. By 2022, that number is expected to reach almost 25%. The number of traditional pay television subscribers continues to decline as consumers increasingly favor a streaming experience.

We believe these consumer and market trends are creating significant tailwinds for the digital content streaming market and actionable opportunities for a company with our diversified revenue model:

Favorable and shifting consumer behavior trends.    Today’s consumer values the ability to watch what they want, when they want, on the device of their choosing. There is demand for premium-quality content, as opposed to low-quality and low-cost content that we believe is often characteristic of ad-driven cable television today. Consumers desire both short-form (<15 minutes) and long-form (>15 minutes) content. Consumers increasingly prefer content without commercial interruption and have demonstrated a willingness to pay for this convenience, as evidenced by Amazon Prime Video, HBO Max, Disney+ and Netflix subscriptions. Cable and satellite distributors have traditionally offered consumers bundled pricing packages, but many now perceive these bundled packages as excessive following the growing availability of premium-quality content by SVoD services.

The reach of and demand for SVoD services are increasing through improved accessibility and strengthening networks worldwide.    With more than half the world’s population now connected to the internet and nearly one billion global smartphone users with streaming capabilities, the SVoD market is still young and poised for tremendous growth. In 2019, 4G for the first time accounted for more than 50% of mobile connections globally. This strengthening distribution network offers us the opportunity to tap into a broadening base of global streaming consumers through multi-year partnerships with network operators. The rollout of 5G could offer new mobile and interactive content experiences and thereby present increased opportunity for us.

SVoD customer growth is accelerating.    Leading streaming platforms and media conglomerates have increased their original content spend to help drive consumers to their services. According to analysis from Variety Intelligence Platform, media companies spent nearly $121 billion on original content in 2019, largely driven by SVoD providers such as Amazon, Netflix and Disney Plus. Meanwhile, there has been significant publicity of Emmy Awards and other accolades of SVoD providers. As noted by Fast Company citing Rich Greenfield, 86 percent of 2020 Emmy- nominated shows did not require a cable or satellite subscription to watch.

Fortune 500 Corporations have significant CSR initiatives and Professional and Trade Associations actively seek strategic partnerships to deliver on their mandates and grow their membership rolls.    According to Harvard Business Review (January 2018), Fortune Global 500 firms spend approximately $20 billion annually on CSR activities, up significantly from historical levels. These CSR initiatives produce social and economic benefits, as well as serve to attract and motivate employees. Our content can be supplemented, and our platform can be leveraged to serve these CSR objectives. Similarly, we believe that at least some of the nearly 63,000 trade and professional associations in the U.S. are likely to seek the expertise of a media company to help create and distribute content in the service of their missions and membership. We believe these factors will continue to drive demand for business to business relationships to produce, supplement and reach members with worthwhile content.

Companies will spend advertising and marketing dollars in content partnerships with platforms which can integrate and amplify their messaging.    According to branded content distribution platform Polar, the global spend on branded content in 2020 was expected to top $13 billion. With the rapid rise in consumer preference towards streaming content, brands are rapidly shifting their advertising budgets towards video platforms. According to eMarketer, more than $8 billion was predicted to be spent on connected TV platforms alone in 2020. This creates an opportunity to leverage impressions earned across these desirable platforms and aggregate them with other assets to create valuable integrated sponsorship and advertising partnerships with leading brands.

Recent Developments

Preliminary Unaudited Estimated Financial Results for the Year Ended December 31, 2020

Our financial results for the year ended December 31, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting certain preliminary unaudited estimated financial results as of December 31, 2020 and for the year then ended. The estimated preliminary unaudited financial information described below constitutes forward-looking statements. Our estimates of results are based solely on information available to us as of the date of this prospectus and are inherently uncertain and subject to change. While we believe that such information and estimates are based on reasonable assumptions and management’s reasonable judgment, our actual results may vary, and such variations may be material. Our actual results remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the audit of our consolidated financial statements for the fiscal year ended December 31, 2020. Factors that could cause the actual results to differ include (but are not limited to) the discovery of new information that affects accounting estimates and management’s judgments, or impacts valuation methodologies underlying these estimated results; the completion of our audit for the fiscal year ended December 31, 2020; and a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information, unless required by law. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, you should not place undue reliance on this estimated preliminary unaudited data.

For the year ended December 31, 2020, based on preliminary results, we estimate that our total revenue will be between $39.8 million and $39.2 million as compared to $18.0 million for the year ended December 31, 2019, or an approximately 119.4% increase (based on the midpoint of the range) compared to the year ended December 31, 2019. This increase is attributable to a 90% increase in our DTC, Partner Direct and Bundled Revenue complemented by increases in our Program Sales Business and Sponsorships & Advertising Business. We estimate our Adjusted OIBDA for the year ended December 31, 2020 will be between $(32.0) million and $(34.0) million as compared to $(43.2) million for the year ended December 31, 2019, or an approximately 23.6% improvement (based on the midpoint of the range) compared to the year ended December 31, 2019. We estimate our net income (loss) for the year ended December 31, 2020 will be between $(36.5) million and $(38.5) million as compared to $(42.5) million for the year ended December 31, 2019, or an approximately 11.8% improvement (based on the midpoint of the range) compared to the year ended December 31, 2019. Net income (loss) improved year over year driven by increased revenue, which was offset by increased investment in programming as well as accelerated content amortization related to our program sales contracts, consistent marketing costs and increased stock based compensation and other selling, general and administrative expense related to our Business Combination and our resulting public company status. We estimate our gross margin for the year ended December 31, 2020 will be between 62.4% and 60.4% as compared to 62.2% for the year ended December 31, 2019, or an approximately 0.8% decline (based on the midpoint of the range) compared to the year ended December 31, 2019.

The following tables provide detail on our preliminary estimated financial results for the year ended December 31, 2020 and reconcile Adjusted OIBDA to Operating Income (Loss), the most directly comparable GAAP metric:

	Year Ended December 31,
(in millions)	2019 (Actual)	2020 (Estimated)
		High	Low
Revenue	$18.0	$39.8	$39.2
Net Income (Loss)	(42.5)	(36.5)	(38.5)
Gross Margin	62%	62.4%	60.4%

Reconciliation of Operating Income (Loss) to Adjusted OIBDA

	Year Ended December 31,
(in millions)	2019 (Actual)	2020 (Estimated)
		High	Low
Operating Income (Loss) (GAAP)	$(44.5)	$(36.7)	$(39.0)
Employee share-based compensation	1.0	4.5	4.7
Depreciation and amortization (not content)	0.3	0.2	0.3
Adjusted OIBDA(1) (Non-GAAP)	$(43.2)	$(32.0)	$(34.0)

(1)	Adjusted OIBDA is defined as operating income excluding: (i) employee share-based compensation, (ii) depreciation and amortization (not content), and (iii) certain other items impacting comparability, when applicable.

Adjusted OIBDA should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that this measure provides useful information to investors by offering an additional way of viewing our results that, when reconciled to the corresponding GAAP measure, helps our investors to understand the operating income of our business and compare our operating income to prior and future periods and to our peers.

The estimated preliminary unaudited financial information set forth above has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed or performed any procedures with respect to such preliminary unaudited financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results as of and for the fiscal year ended December 31, 2020, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary unaudited estimates as of and for the fiscal year ended December 31, 2020 are not necessarily indicative of the results to be achieved in any future period.

The Business Combination

We were originally known as Software Acquisition Group Inc. (“SAQN”), a special purpose acquisition company, which completed its initial public offering in November 2019. On October 14, 2020, SAQN consummated the merger of its wholly owned subsidiary with and into CuriosityStream Inc. (“Legacy CuriosityStream”), pursuant to an Agreement and Plan of Merger dated as of August 10, 2020, among SAQN, Legacy CuriosityStream and certain other parties thereto. In connection with the closing of the Business Combination, SAQN changed its name to CuriosityStream Inc.

Summary Risk Factors

Investing in our Common Stock involves a high degree of risk. If risks described under the heading “Risk Factors” included in this prospectus occur, they may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

●	If our efforts to attract and retain users are not successful, our business will be adversely affected.

●	We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.

●	Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

●	We may not be able to generate sufficient cash to service our obligations and any debt we incur.

●	Certain of our growth strategies are untested, unproven or not yet fully developed.

●	If we experience excessive rates of user churn, our revenues and business will be harmed.

●	If our efforts to build strong brand identity and improve user satisfaction and loyalty are not successful, we may not be able to attract or retain users, and our operating results will be affected adversely.

●	We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

●	If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.

●	We could be subject to economic, political, regulatory and other risks arising from our international operations.

●	If we fail to maintain or, in newer markets establish, a positive reputation with consumers concerning our service, including the content we offer, we may not be able to attract or retain users, and our operating results may be adversely affected.

●	We rely upon a number of partners to make our service available on their platforms and devices.

●	If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.

●	We have a substantial amount of obligations, including streaming content obligations, which, together with any debt we incur in the future, could adversely affect our financial position.

●	We may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts.

Corporate Information

We are a Delaware corporation and formerly, under the name “Software Acquisition Group Inc.,” had the business purpose to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 14, 2020, in connection with the consummation of the Business Combination, we changed our name to “CuriosityStream Inc.” Our principal executive offices are located at 8484 Georgia Ave., Suite 700, Silver Spring, Maryland 20910, and our telephone number is (301) 755-2050. Our corporate website address is www.investors.curiositystream.com. Information contained on or accessible through our website is not a part of this prospectus.

Our common stock is traded on the NASDAQ under the symbol “CURI.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, or (b) in which we have total annual gross revenue of at least $1.07 billion, (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period and (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Relating to the Company’s Business and Industry

If our efforts to attract and retain users are not successful, our business will be adversely affected.

We have experienced significant user growth over the past several years. Our ability to continue to attract users will depend in part on our ability to effectively market our service, consistently provide our users with compelling content choices, as well as a quality experience for selecting and viewing factual entertainment. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain users. Competitors include other entertainment video providers, such as MVPDs, and SVoD services. If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users. In addition, we believe that many of our users rejoin our service or originate from word-of-mouth advertising from existing users. If our efforts to satisfy our existing users are not successful, we may not be able to attract users, and as a result, our ability to maintain and/or grow our business will be adversely affected. Users may cancel our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, selection of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new users both to replace cancelled users and to grow our business beyond our current user base. If we do not grow as expected, we may not be able to adjust our expenditures or increase our per user revenues commensurate with the lowered growth rate, such that our margins, liquidity and results of operation may be adversely impacted, and our ability to operate at a net-loss may be strained. If we are unable to successfully compete with current and new competitors in both retaining our existing users and attracting new users, our business will be adversely affected. Further, if excessive numbers of users cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these users with new users.

The recent novel coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our industry, business, results of operations and ability to raise additional capital.

The global spread of the novel coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and in otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts their productivity. International and domestic travel has been severely curtailed, which required the cancellation of dozens of partner and potential partner meetings and the rescheduling to virtual and telephonic forums for other such meetings. Many content productions are paused, including productions of third parties who supply us with content. Other partners have similarly had their operations altered or temporarily suspended, including distribution partners and those partners that we use for our operations as well as development, production and post-production of content. To the extent the resulting economic disruption is severe, we could see some partners and vendors go out of business, resulting in reduced demand from distributors and consequent reduction in forecasted revenue, as well as supply constraints and increased costs or delays to our productions. Such production pauses may cause us temporarily to have less new content available on our service in subsequent quarters, which could negatively impact consumer demand for and member retention to our service and the number of paid memberships. Temporary production pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for and ability to pay for our services; increased competition with alternative media platforms and technologies; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. During the COVID-19 crisis, we may not be able to provide the same level of customer service and product features that our members are used to which could negatively impact their perception of our service resulting in an increase in cancellations. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including distribution, partnerships and content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

The COVID-19 pandemic has also led in part to an increase in our net paid subscribers relative to our quarterly forecast and historic trends. These results, as well as those of other metrics such as revenues, operating margins, net income and other financial and operating data, may not be indicative of results for future periods. Our increase in net paid subscribers may reflect the acceleration of growth that we would have seen in subsequent periods, and subscriber growth may slow or reverse, due to slower acquisition and/or higher cancellations, as government and other restrictions are relaxed. In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts consumers’ ability or willingness to pay for our service or vendors’ ability to provide services to us, especially those related to our distribution and content productions, we could see our business and results of operation negatively impacted.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section including, but not limited to, our ability to retain users, our ability to operate at a net loss, and our liquidity.

We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.

You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. CuriosityStream LLC, Legacy CuriosityStream’s predecessor, was formed as a Delaware limited liability company in June 2008. Legacy CuriosityStream officially launched its subscription service to U.S. based customers in March 2015 and to international customers in September 2015. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects.

We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred a net loss of approximately $42.5 million for the year ended December 31, 2019. We have not generated positive cash flow from operations, we may not be able to operate at a net loss indefinitely, and we cannot be certain that we will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of paying subscribers to our service. Accomplishing these objectives will require significant capital investments. We cannot assure you that we will be able to achieve these objectives.

Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

We expect our operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control and difficult to predict. As a result, period-to-period comparisons of our operating results may not be a good indicator of our future or long-term performance. The following factors may affect us from period-to-period and may affect our long-term performance:

●	our ability to maintain and develop new and existing revenue-generating relationships;

●	our ability to improve or maintain gross margins in our business;

●	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

●	our ability to significantly increase our subscriber base and retain customers;

●	our ability to enforce our contracts and collect receivables from third parties;

●	our ability to develop, acquire and maintain an adequate breadth and depth of content via original productions, co-productions, commissions and/or licenses;

●	changes by our competitors to their product and service offerings;

●	increased competition with our competitors;

●	our ability to detect and comply with data collection and privacy regulation and customer questions related thereto in every jurisdiction in which we operate;

●	changes in promotional support or other aspects of our relationships with our partners through which we make our service available, including the multichannel video programming distributors (“MVPDs”) and/or virtual MVPDs (“vMVPDs”), through which we offer our content;

●	our ability to effectively manage the development of new business segments and markets, and determine appropriate contract and licensing terms;

●	our ability to maintain and develop new and existing marketing relationships;

●	our ability to maintain, upgrade and develop our website, our applications through which we offer our service on our customers’ devices and our internal computer systems;

●	fluctuations in the use of the internet for the purchase of consumer goods and services such as those offered by us;

●	technical difficulties, system downtime or internet disruptions;

●	our ability to attract new and qualified personnel in a timely and effective manner and retain existing personnel;

●	conflicts of interest involving our founder and principal stockholder, John Hendricks;

●	our ability to attract and retain sponsors and prove that our sponsorship offerings are effective enough to justify a pricing structure that is profitable for us;

●	our ability to develop our corporate and association business;

●	the success of our program sales to other media companies;

●	our ability to successfully manage the integration of operations and technology resulting from acquisitions;

●	governmental regulation and taxation policies; and

●	general economic conditions and economic conditions specific to the internet, online commerce and the media industry.

If we are not able to manage our growth, our business could be adversely affected.

We have expanded rapidly since we launched our subscription service in March 2015. We anticipate that further expansion of our operations will be required to achieve significant growth in our products, lines of business and user base and to take advantage of favorable market opportunities. Any future expansion will likely place significant demands on our managerial, operational, administrative and financial resources. If we are not able to respond effectively to new or increased demands that arise because of our growth, or, if in responding, our management is materially distracted from our current operations, our business may be adversely affected. In addition, if we do not have sufficient breadth and depth of content necessary to satisfy increased demand arising from growth in our user base, our user satisfaction may be adversely affected.

We are expanding our operations internationally, scaling our service to effectively and reliably handle anticipated growth in both users and features related to our service and ramping up our ability to produce original content. As our offerings evolve, we are managing and adjusting our business to address varied content offerings, consumer customs and practices, different technology infrastructure, different markets for factual video content, as well as differing legal and regulatory environments. As we scale our service, we are developing technology and utilizing third-party “cloud” computing services. As we ramp up our original content production, we are building out expertise in a number of disciplines, including creative, marketing, legal, finance, licensing and other resources related to the development and physical production of content. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our operations and original content, our business may be adversely affected.

Certain of our growth strategies are untested, unproven or not yet fully developed.

We intend to grow our revenues through expanding our subscriber base by, among other things, continuing to expand into international markets, expanding into the mobile video market, expanding into the corporate social responsibility market, expanding into the branded partnerships market, developing our Program Sales Business and growing our in-house production studio, Curiosity Studios. Our content is primarily in the English language with subtitling or dubbing in Spanish, Mandarin, Russian and Swedish in parts of our library and the world where demand exists and we have the language version rights. Our rights to the international distribution of portions of our co-produced or licensed content are subject to certain geographic and platform or media restrictions. However, we intend to seek partnerships with strong platforms in international territories, subject, in each case, to any then-existing geographic and media restrictions on the distribution of any of our content. We also plan to seek partnerships with device makers in international markets. There can be no assurance that these international partnerships will be successful or result in our meeting revenue targets.

We believe there is an opportunity for us to commission or create content for other program providers. However, there can be no assurance that these partners will, or will continue to, engage us for co-productions or commissioned content, or that we will earn the margins that we expect on such projects.

We believe there is an opportunity with corporations and associations via multi-year integrated partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives. However, there can be no assurance that corporations and associations will enter into such partnerships with us.

If we expand into new markets or increase certain operations in connection with our growth strategies, we may be required to comply with new regulatory requirements that could cause us to incur additional expenses, increase our cost of doing business, impose additional burdens on us or otherwise negatively affect our business. In pursuing these growth strategies, we expect to incur significant operating and capital expenditures and, as a result, we expect to continue to experience net losses in the future. It is possible that we will not be able to grow our revenues through these strategies, or if growth is achieved, that it will be maintained for any significant period, or at all.

If we experience excessive rates of user churn, our revenues and business will be harmed.

In order to increase our revenues, we must minimize the rate of loss of existing users while adding new users to our DTC subscription service. Our experience during our operating history indicates that there are many variables that impact churn, including the type of plan selected, user engagement with the platform and length of a user’s subscription to date. As a result, in periods of rapid user growth, we believe that our average churn is likely to increase as the average length of subscription to date decreases. Similarly, in periods of slow user growth, we believe that our average churn is likely to decrease since our average user duration is longer. However, these estimates are subject to change based on a number of factors, including the percentage of users selecting monthly vs. annual plans, increased rates of subscription cancellations and decreased rates of user acquisition. We cannot assure you that these estimates will be indicative of future performance or that the risks related to these estimates will not materialize. Users may cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, or that they believe the service is a poor value or that customer service issues are not satisfactorily resolved. We must continually add new users both to replace users who cancel and to continue to grow our business beyond our current user base. If too many of our users cancel our service, or if we are unable to attract new users in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of users cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace these users with new users.

If our efforts to build strong brand identity and improve user satisfaction and loyalty are not successful, we may not be able to attract or retain users, and our operating results will be affected adversely.

The CuriosityStream brand is only five years old, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a large number of new users. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract large numbers of new users. We believe that the importance of brand loyalty will increase with the continued proliferation of SVoD subscription services. If our branding efforts are not successful, our operating results and our ability to attract and retain users will be affected adversely.

We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

Our industry is intensely competitive, and we expect competition to increase in the future as current competitors improve their content offerings and as new participants enter the market. Competition may result in pricing pressures, reduced profit margins, loss of market share or greater difficulty in acquiring attractive content, any of which could substantially harm our business and results of operations. Many of the companies that are participating in the United States and global SVoD media sector have longer operating histories, larger and broader user bases, significantly greater financial, human, technical and other resources and greater name recognition than we do. These companies, which include Netflix, Amazon, Hulu, CBS, ABC, NBC, BBC, PBS, Fox Networks, Discovery Communications, Disney and others, provide a broader range of content, and could redirect and apply considerable resources to acquired and original factual content. With the rise of shelter-in-place policies and the COVID-19 pandemic, both established companies and new competitors are developing and creating their own original factual content. In addition, many titles in our content library are subject to non-exclusive licenses, and as a result, our competitors may be able to license many of our popular titles to expand their reach into factual entertainment. If this were to occur, users that already subscribe to these services for other types of content may determine that they do not need to also subscribe to our service. There may also be other competitors, including non-profit and educational organizations and other knowledge sharing focused institutions, that choose to focus on factual content that could directly compete with our SVoD offerings. Well-funded competitors may be better able to withstand economic downturns and periods of slow economic growth and the associated periods of reduced customer spending and increased pricing pressures. Some competitors are able to devote substantially more resources to website and systems development or to investments or partnerships. We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.

Our ability to provide our users with content they want to watch depends on content providers and other rights holders’ licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute, upon terms acceptable to us. While the license periods and the terms and conditions of such licenses vary, a significant portion of our available content is subject to license for a given period. As of September 30, 2020, 64% of our titles were subject to licenses, 32% of which expire in 2021 and 33% of which expire in 2022. Of the titles that expire in 2021 and 2022, some may be renewed for a one- or two-year term at our unilateral option. If the content providers and other rights holders are not or are no longer willing or able to license us content upon terms acceptable to us, our ability to deliver particular items of content to our subscribers will be adversely affected and/or our costs could increase. Certain licenses for content provide for the content providers to withdraw content from our service relatively quickly, and such content providers could decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, certain content providers, such as BBC, could decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, and in such event we may no longer have access to their content at all or only at higher rates. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. As competition increases, we may see the cost of programming increase. As we seek to differentiate our service, we are increasingly focused on securing certain exclusive rights when obtaining content, including original content. We are also focused on programming an overall mix of content that delights our users in a cost efficient manner. Within this context, we are selective about the titles we add and renew to our service. If we do not maintain a compelling mix of content, our user acquisition and retention may be adversely affected.

Music and certain authors’ performances contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we engage in negotiations with collection management organizations (“CMOs”) that hold certain rights to music and/or other interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation, as well as negotiations between certain CMOs and other third parties in various territories, could adversely impact our negotiations with CMOs, or result in music publishers represented by certain CMOs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.

The long-term and fixed cost nature of our content commitments may limit our operating flexibility and could adversely affect our liquidity and results of operations.

In connection with licensing content, we typically enter into multi-year commitments with content providers. We also enter into multi-year commitments for content that we produce, either directly or through third parties, including elements associated with these productions such as non-cancellable commitments under talent agreements. The payment terms of these agreements are not tied to usage or the size of our user base, but may be determined by costs of production or tied to such factors as titles licensed. Such commitments, to the extent estimable under accounting standards, are included under the heading the “CuriosityStream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” and Note 13 in the accompanying notes to our audited financial statements for the years ended December 31, 2019 and 2018 included herein. Given the multiple-year duration and largely fixed cost nature of content commitments, if user acquisition and retention do not meet our expectations, our margins may be adversely impacted. Payment terms for certain content commitments, such as content we directly produce, will typically require more up-front cash payments than other content licenses or arrangements whereby we do not cash flow the production of such content. To the extent user and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content commitments and accelerated payment requirements of certain agreements. In addition, the long-term and fixed cost nature of our content commitments may limit our flexibility in planning for, or reacting to changes in our business and the markets in which we operate. If we license and/or produce content that is not favorably received by consumers in a territory, or is unable to be shown in a territory, acquisition and retention may be adversely impacted and given the long-term and fixed cost nature of our content commitments, we may not be able to adjust our content offering quickly and our results of operation may be adversely impacted.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire, produce, license and/or distribute through our service.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that we acquire, produce, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We are devoting more resources toward the development, production, marketing and distribution of original programming. We believe that original programming can help differentiate our service from other offerings, enhance our brand and otherwise attract and retain users. To the extent our original programming does not meet our expectations, in particular, in terms of costs, viewing and popularity, our business, including our brand and results of operations, may be adversely impacted. As we expand our original programming, we have become responsible for production costs and other expenses. We also take on risks associated with production, such as completion risk. To the extent we create and sell physical or digital merchandise relating to our original programming, and/or license such rights to third parties, we could become subject to product liability, intellectual property or other claims related to such products. We may decide to remove content from our service, not to place licensed or produced content on our service or discontinue or alter production of original content if we believe such content might not be well received by our users or could be damaging to our brand.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our service, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

We could be subject to economic, political, regulatory and other risks arising from our international operations.

Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that may be different from or incremental to those in the United States. In addition to the risks that we face in the United States, our international operations involve risks that could adversely affect our business, including:

●	new and different sources of competition;

●	different and more stringent user protection, data protection, privacy and other laws, including data localization requirements;

●	adverse tax consequences such as those related to changes in tax laws or tax rates or their interpretations, and the related application of judgment in determining our global provision for income taxes, deferred tax assets or liabilities or other tax liabilities given the ultimate tax determination is uncertain;

●	different or more onerous or costly rights society collection royalties and charges;

●	the need to adapt our content and user interfaces for specific cultural and language differences, including in-licensing a certain portion of our content assets before we have developed a full appreciation for its performance within a given territory;

●	difficulties in complying with territorial licenses;

●	difficulties and costs associated with staffing and managing foreign operations;

●	management distraction;

●	political or social unrest and economic instability;

●	compliance with U.S. laws such as the Foreign Corrupt Practices Act, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

●	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

●	regulatory requirements or government action against our service, whether in response to enforcement of actual or purported legal and regulatory requirements or otherwise, that results in disruption or non-availability of our service or particular content in the applicable jurisdiction;

●	foreign intellectual property laws, such as the EU copyright directive, or changes to such laws, which may be less favorable than U.S. law and, among other issues, may impact the economics of creating or distributing content, anti-piracy efforts, or our ability to protect or exploit intellectual property rights;

●	fluctuations in currency exchange rates, which we do not use foreign exchange contracts or derivatives to hedge against and which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

●	profit repatriation and other restrictions on the transfer of funds;

●	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

●	censorship requirements that cause us to remove or edit content or make other accommodations that lead to consumer disappointment or dissatisfaction with our service;

●	low usage and/or penetration of internet-connected consumer electronic devices;

●	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion;

●	integration and operational challenges as well as potential unknown liabilities in connection with companies we may acquire or control;

●	differing, and often more lenient, laws and consumer understanding/attitudes regarding the illegality of piracy;

●	negative impacts from trade disputes; and

●	implementation of regulations designed to stimulate the local production of film and TV series in order to promote and preserve local culture and economic activity, including local content quotas, investment obligations, and levies to support local film funds. For example, the European Union recently revised its Audio Visual Media Services Directive to require that European works comprise at least thirty (30) percent of media service providers’ catalogs, and to require prominence of those works.

Our failure to manage any of these risks successfully could harm our international operations and our overall business, and results of our operations.

We are potentially subject to taxation related risks in multiple jurisdictions, and changes in U.S. tax laws, in particular, could have a material adverse effect on our business, cash flow, results of operations or financial condition.

We are a U.S.-based company potentially subject to tax in multiple U.S. and non-U.S. tax jurisdictions. Significant judgment will be required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be overturned by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. In particular, the United States recently enacted significant U.S. federal income tax reform, and certain provisions of this new U.S. federal income tax law may adversely affect us. This new U.S. federal income tax law requires complex computations that were not previously provided for under U.S. tax law. Furthermore, this new U.S. federal income tax law requires significant judgments to be made in interpretation of the law and significant estimates in the calculation of the provision for income taxes. Additional interpretive guidance may be issued by the U.S. Internal Revenue Service, the U.S. Department of the Treasury or another governing body that may significantly differ from the Company’s interpretation of this new U.S. federal income tax law, which may result in a material adverse effect on our business, cash flow, results of operations or financial condition. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or non-U.S. tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

If we fail to maintain or, in newer markets establish, a positive reputation with consumers concerning our service, including the content we offer, we may not be able to attract or retain users, and our operating results may be adversely affected.

We believe that a positive reputation with consumers concerning our service is important in attracting and retaining users who have a number of choices from which to obtain video entertainment. To the extent our content is perceived as low quality, offensive or otherwise not compelling to consumers, our ability to establish and maintain a positive reputation may be adversely impacted. To the extent our content is deemed controversial or offensive by government regulators, we may face direct or indirect retaliatory action or behavior, including being required to remove such content from our service, and our entire service could be banned and/or become subject to heightened regulatory scrutiny across our business and operations. Furthermore, to the extent our marketing, customer service and public relations efforts are not effective or result in negative consumer reaction, our ability to establish and maintain a positive reputation may likewise be adversely impacted. Lastly, to the extent we suffer any security vulnerabilities, bugs, errors or other performance failures, our ability to establish and maintain a positive reputation may be adversely impacted. With newer markets, we also need to establish our reputation with consumers and to the extent we are not successful in creating positive impressions, our business in these newer markets may be adversely impacted.

We rely upon a number of partners to make our service available on their platforms and devices.

We currently offer users the ability to receive streaming content through a host of screens and devices, including televisions, set-top boxes, computers, streaming media players, game consoles and mobile devices. We have executed a number of distribution agreements with MVPDs, vMVPDs and digital distributors including Amazon, YouTube TV, Roku, Comcast, Cox Communications, Dish Network, Sling TV, and others. The future results of these distribution agreements are uncertain and we can provide no assurance that our distribution partners can generate the number of paying subscribers to our SVoD service in an amount adequate to produce the revenue required to maintain business operations. In many instances, our agreements also include provisions by which the distribution partner bills consumers directly for the CuriosityStream service or otherwise offers services or products in connection with offering our service. We intend to continue to broaden our relationships with existing partners and to increase our capability to stream our content to other platforms, partners and territories over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory, business or other impediments to delivering our streaming content to our users via these devices and platforms and in these territories, our ability to retain users and grow our business could be adversely impacted.

Our agreements with our partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. Furthermore, while devices are manufactured and sold by entities other than CuriosityStream, the connection between these devices and CuriosityStream may nonetheless result in consumer dissatisfaction toward CuriosityStream and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our users’ use and enjoyment could be negatively impacted.

Distributors’ failure to promote our content could adversely affect our revenue and could adversely affect our business results.

We will not always control the timing and manner in which our licensed distributors distribute our content offerings. However, their decisions regarding the timing of release and promotional support are important in determining success. Any decision by those distributors not to distribute or promote our content or to promote our competitors’ content to a greater extent than they promote our content could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our users is dependent upon the reliable performance and security of our computer systems, mobile and other user applications, and those of third parties that we utilize in our operations. These systems may be subject to cyber incident, damage or interruption from earthquakes, adverse weather conditions, lack of maintenance due to the COVID-19 pandemic, other natural disasters, terrorist attacks, power loss or telecommunications failures. Interruptions in, destruction or manipulation of these systems, or with the internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver streaming content. Service interruptions, errors in our software or the unavailability of computer systems used in our operations, delivery or user interface could diminish the overall attractiveness of our user service to existing and potential users.

Our computer systems, mobile and other applications and systems of third parties we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks and loss of confidentiality, integrity or availability, both from state-sponsored and individual activity, such as hacks, unauthorized access, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions and destruction. Such systems may periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data or intellectual property. Any attempt by hackers to obtain our data (including user and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy, expose us to potential liability and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. From time to time, we have experienced an unauthorized release of certain digital content assets, however, to date these unauthorized releases have not had a material impact on our service or systems. There is no assurance that hackers may not have a material impact on our service or systems in the future. There is no 100% security guarantee. Our insurance does not cover expenses related to such disruptions, losses or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of users, liability and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us stream factual entertainment in high volume to CuriosityStream users over the internet. Problems faced by us or our third-party Web hosting, “cloud” computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact the experience of our users.

Changes in competitive offerings for video entertainment, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

The market for video entertainment is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access video entertainment. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the video entertainment market. Piracy, in particular, threatens to damage our business. Piracy’s fundamental proposition to consumers is compelling and difficult to compete against, as virtually all content is free. Further, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Traditional providers of video entertainment, including broadcasters and cable network operators, as well as internet-based e-commerce or video entertainment providers are increasing their internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing video entertainment. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share and revenues or achieve profitability.

Privacy concerns could limit our ability to collect and leverage our user data and disclosure of user data could adversely impact our business and reputation.

In the ordinary course of business and in particular in connection with content acquisition and merchandising our service to our users, we collect and utilize data supplied by or obtained from our users. We currently face certain legal obligations regarding the manner in which we treat such information, including the EU’s General Data Protection Regulation or the “GDPR” and the California Consumer Privacy Act (“CCPA”). The GDPR, which went into effect in May 2018, imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Data privacy laws in the EU are developing rapidly and, in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. Relatedly, following the United Kingdom’s withdrawal from the EEA and the EU, and the expiry of the transition period, companies have to comply with both the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which may expose us to further compliance risk.

Further, the CCPA went into effect on January 1, 2020, which, among other things, imposes new data privacy obligations on covered companies and provides expanded privacy rights to California residents, including the right to access, delete and opt out of certain disclosures of their information. The CCPA provides for civil penalties for violations, as well as a private right of action with statutory damages for certain data breaches, which may increase the frequency and likelihood of data breach litigation. Further, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention, and security of personal data. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any actual or perceived failure to comply with the GDPR, the CCPA, the CPRA, other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.

Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including new and evolving laws globally, self-regulation, or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our users in a manner that was objectionable to them, including pursuant to governmental process, our business reputation could be adversely affected, and we could face potential legal claims, reputational loss, or enforcement actions that could impact our operating results. Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, and data generally, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

Our reputation and relationships with users would be harmed if our user data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our users, including names and email addresses. This data is maintained on our own systems as well as that of third parties we use in our operations. With respect to billing data, such as credit card numbers, we and our subscribers rely on third parties to collect and secure such information. We take measures to protect against unauthorized intrusion into our users’ data. Despite these measures we, our payment processing services or other third party services we use such as Amazon Web Services (“AWS”), Stripe or PayPal, could experience an unauthorized intrusion into our users’ data. We also may be required to notify regulators about any actual or perceived data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods. In the event of such a breach, current and potential users may become unwilling to provide the information to us necessary for them to become users. Additionally, we could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, even though we currently carry insurance against the risk of a data breach. We also maintain employment and personal information concerning our employees. Should an unauthorized intrusion into our users’ or employees’ data occur, our business could be adversely affected and our broader reputation with respect to data protection could be negatively impacted.

We are subject to payment processing risk.

Our users pay for our service using a variety of different payment methods, including credit and debit cards, gift cards, direct debit and online wallets. We rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. In certain instances, we leverage third parties such as our MVPDs and other partners to bill subscribers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact user acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative perceptions of our service.

We rely upon Amazon Web Services to operate certain aspects of our service and any disruption of or interference with our use of Amazon Web Services would impact our operations and our business would be adversely impacted.

AWS provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS. Currently, we run the vast majority of our computing on AWS. In addition, Amazon’s retail division competes with us for users, and Amazon could use, or restrict our use of, AWS to gain a competitive advantage against us. Because we rely heavily on AWS for computing infrastructure and we cannot easily switch our AWS operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations and our business would be adversely impacted.

If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.

We utilize a combination of proprietary and third-party technology to operate our business. This includes the technology that we have developed to recommend and promote content to our consumers as well as enable fast and efficient delivery of content to our users and their various consumer electronic devices. If our recommendation and promotion capabilities do not enable us to predict and recommend titles that our users will enjoy, our ability to attract and retain users may be adversely affected. We also utilize third-party technology to help market our service, process payments and otherwise manage the daily operations of our business. If our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, including as a result of “bugs” in our development and deployment of software, our ability to operate our service, retain existing users and add new users may be impaired. Any harm to our users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Interruptions or delays in service arising from our own systems or from our third-party vendors could impair the delivery of our service and harm our business.

We rely on systems housed at our own premises and at those of third-party vendors, including network service providers and data center facilities, to enable viewers to stream our content in a dependable and efficient manner. We have experienced, and expect to continue to experience, periodic service interruptions and delays involving our own systems and those of our third-party vendors. We do not currently maintain live fail-over capability that would allow us to instantaneously switch our streaming operations from AWS to another in the event of a service outage at AWS. We house the primary, current copy of our library database at our main premises. We update copies of our content on a weekly basis and house these copies offsite. Both our own facilities and those of our third-party vendors are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, hacking, denial of service attacks, sabotage, intentional acts of vandalism, terrorist acts, natural disasters, human error, the financial insolvency of our third-party vendors and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and the unauthorized access to, or alteration of, the content and data contained on our systems and that these third-party vendors store and deliver on our behalf.

We do not exercise complete control over our third-party vendors, which makes us vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors could have significant adverse impacts on our business reputation, customer relations and operating results. Upon expiration or termination of any of our agreements with third party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

We may not be able to generate sufficient cash to service our obligations and any debt we incur.

Our ability to make payments on our obligations and any debt we incur in the future will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. In each of the last three years, our cash flows from operating activities have been negative. We may be unable to attain a level of cash flows from operating activities or maintain the level of liquidity sufficient to permit us to pay our obligations, including amounts due under our streaming content obligations, and the principal, premium, if any, and interest on any debt we incur. We may or may not be able to accurately predict the ultimate impact on our levels of liquidity from our cash flows and such predictions are subject to change.

If we are unable to service our obligations and any debt we incur from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. Our ability to refinance or restructure obligations and any debt we incur will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If our cash flows are insufficient to service our then-existing debt and other obligations, we may not be able to refinance or restructure any of these obligations on commercially reasonable terms or at all and any refinancing or restructuring could have a material adverse effect on our business, results of operations or financial condition.

If our cash flows are insufficient to fund our obligations and any debt we incur in the future and we are unable to refinance or restructure these obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures or to sell material assets or operations to meet our then-existing debt and other obligations. We cannot assure you that we would be able to implement any of these alternative measures on satisfactory terms or at all or that the proceeds from such alternatives would be adequate to meet any debt or other obligations then due. If it becomes necessary to implement any of these alternative measures, our business, results of operations or financial condition could be materially and adversely affected.

Some of our services and technologies may use open source software, which may restrict how we use or distribute our service or require that we release the source code of certain services subject to those licenses.

Some of our services and technologies may incorporate software licensed under open source licenses. Such open source licenses often require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple employee and non-employee software programmers to design our proprietary technologies, and since we may not be able to exercise complete control over the development efforts of all such programmers we cannot be certain that they have not incorporated open source software into our products and services without our knowledge, or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to certain open source licenses, we may be required to publicly release the affected portions of our source code, be forced to re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce the value of our services and technologies and materially and adversely affect our ability to sustain and grow our business.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet, telecommunications or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. As our service and others like us gain traction in international markets, governments are increasingly looking to introduce new or extend legacy regulations to these services, in particular those related to broadcast media, content obligations or restrictions, treatment of intellectual property, net neutrality or payment for transmission and tax. For example, recent changes to European law enables individual member states to impose levies and other financial obligations on media operators located outside their jurisdiction. We anticipate that several jurisdictions may, over time, impose greater financial and regulatory obligations on us. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were somewhat recently repealed. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our user acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. To the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark and copyright laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings or other legal actions. We have filed and we expect to file from time to time for trademark applications. Nevertheless, these applications may not be approved, third parties may challenge any copyrights or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to users and potential users may become confused in the marketplace, and our ability to attract users may be adversely affected.

We currently hold various domain names relating to our brand, including www.curiositystream.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our website, streaming technology, our recommendation and promotion capabilities, title selection processes and marketing activities.

Trademark, copyright and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content we produce and distribute through our website. We use the intellectual property of third parties in creating some of our content and marketing our service through contractual and other rights. From time to time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the internet. We have not searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current website, streaming technology, our recommendation and promotion capability or inability to market our service. We may also have to remove content from our service. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our content, marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

From time to time, we may be engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we may be subject to litigation or claims that could negatively affect our business operations and financial position. As we grow, we would expect to be involved in litigation from time to time. These matters could include copyright and other claims related to our content, use of music, patent infringements, employment claims as well as consumer and securities class actions, each of which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, result in content unavailability, service disruptions and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position.

We have a substantial amount of obligations, including streaming content obligations, which, together with any debt we incur in the future, could adversely affect our financial position.

We have a substantial amount of obligations, including streaming content obligations. Moreover, we expect to incur substantial indebtedness in the future and to incur other obligations, including additional streaming content obligations. As of September 30, 2020, we had approximately $2.2 million of total content liabilities as reflected on our balance sheet. Such amount does not include streaming content commitments that do not meet the criteria for liability recognition, the amounts of which are significant. For more information on our streaming content obligations, including those not on our balance sheet, see Note 13 in the accompanying notes to our audited financial statements for the years ended December 31, 2019 and 2018 included herein. Our obligations, including streaming content obligations, may:

●	make it difficult for us to satisfy our other financial obligations;

●	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

●	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

●	require us to use a substantial portion of our cash flow from operations to make debt service payments and pay our other obligations when due;

●	limit our flexibility to plan for, or react to, changes in our business and industry;

●	place us at a competitive disadvantage compared to our less leveraged competitors; and

●	increase our vulnerability to the impact of adverse economic and industry conditions.

Our streaming obligations to licensors include large multi-year commitments. As a result, we may be unable to react to any downturn in the economy or reduction in our cash flows from operations by reducing our streaming content obligations in the near-term. This could result in our needing to access the capital markets at an unfavorable time, which may negatively impact our business.

We may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts.

Competing in the global media marketplace requires considerable financial resources, especially in the direct-to-consumer SVoD business sector, which requires substantial advertising and marketing expenditures to build widespread brand awareness to a level that produces subscribers. For example, Netflix alone spent approximately $2.6 billion on marketing in the fiscal year ended December 31, 2019. In a global media marketplace with competitors spending greater amounts on programming and marketing than we do, we may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts. No assurance can be provided that we can successfully acquire the amount of capital resources required to successfully compete and survive as a business.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management and other key individuals, including the founder of Legacy CuriosityStream and Chairman John Hendricks and our President and Chief Executive Officer Clint Stinchcomb, members of our executive team and other key employees and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. If our management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

Changes in how we market our service, or increases in our advertising rates, could adversely affect our marketing expenses and user levels may be adversely affected.

We utilize a broad mix of marketing and public relations programs, including social media sites, to promote our service to potential new users. We may limit or discontinue use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that users or potential users deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new users may be adversely affected.

Companies that promote our service and/or host our advertisements may decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, if they decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels or they may charge us higher advertising rates, preventing us from advertising at competitive and/or reasonable rates. We also acquire a number of users who rejoin our service after having previously cancelled their subscription. If we are unable to maintain or replace our sources of subscriptions with similarly effective sources, or if the cost of our existing subscription increases, our subscription levels and marketing expenses may be adversely affected.

We utilize marketing to promote our content and drive viewing by our users. To the extent we promote our content inefficiently or ineffectively, we may not obtain the expected acquisition and retention benefits and our business may be adversely affected.

Emerging industry trends in digital advertising may pose challenges for our ability to forecast or optimize our advertising inventory, which may adversely impact our ability to capture advertising spend.

The digital advertising industry is introducing new ways to measure and price advertising inventory. In the absence of a uniform industry standard, agencies and advertisers have adopted several different measurement methodologies and standards. In addition, measurement services may require technological integrations, which are still being evaluated by the advertising industry without an agreed-upon industry standard metric. As these trends in the industry continue to evolve, our sponsorship and advertising fees may be adversely affected by the availability, accuracy and utility of the available analytics and measurement technologies as well as our ability to successfully implement and operationalize such technologies and standards.

Further, the digital advertisement industry is shifting to data-driven technologies and advertising products, such as automated buying. These data-driven advertising products and automated buying technologies allow publishers and advertisers to use data to target advertising toward specific groups of users who are more likely to be interested in the advertisement message delivered to them. In addition, we rely on third-party advertising technology platforms to participate in automated buying, and if these platforms cease to operate or experience instability in their business models, it also may adversely affect our ability to capture advertising spend.

Our user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

We regularly review key metrics related to the operation of our business, including, but not limited to monthly active users (“MAUs”) and user churn, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our service is used across populations globally.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement of churn or overstatement of MAUs were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies.

Some of our demographic data also may be incomplete or inaccurate because users self-report their personal information. Consequently, the personal data we have may differ from our users’ actual information. If sponsors, advertisers, partners or investors do not perceive our user, geographic or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be seriously harmed. See “— We are at risk of attempts at unauthorized access to our service, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.”

We rely on subscription data provided by our third-party distributors and platform partners that has not been independently verified and inaccuracies in that data may seriously harm and adversely affect our reputation and our business.

Our calculation of total paying subscribers includes the subscribers who are accessing our service via a third-party distributor or platform partner. We rely on these third-party distributors and platform partners to provide us with subscriber data. This data is based on verbal, unpublished or confidential reports and has not been validated by us or an independent third party. We use this data, among other things, to evaluate growth trends, measure our performance and make strategic decisions. Reliance on such unconfirmed or unpublished data could lead us to make incorrect calculations, incorrect business decisions or inefficiencies, particularly if these third parties provide inaccurate or incomplete data. If any of the foregoing were to occur, our reputation and business could be seriously harmed or adversely affected.

We are at risk of attempts at unauthorized access to our service, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results and financial condition.

We may be impacted by attempts of third parties to manipulate and exploit our software for the purpose of gaining unauthorized access to our service. If in the future we fail to successfully detect and address such issues, it may have artificial effects on our key performance indicators, such as advertising reach. It should be noted that since unauthorized access to our service may in the future happen through exploitation of software vulnerabilities, once a new method of doing so is developed by third parties, the level of unauthorized access (and attendant negative financial impact described above, if at all) may increase over time as third parties share the method until we find a way to prevent the unauthorized access, assuming we are able to do so at all. Additionally, individuals using unauthorized versions of our application are unlikely to subscribe to our paid CuriosityStream service. Moreover, once we detect and correct such unauthorized access and any key performance indicators it affects, investor confidence in the integrity of our key performance indicators could be undermined. These could have a material adverse impact on our business, operating results and financial condition.

Our business emphasizes rapid innovation and prioritizes long-term user engagement over short-term financial condition or results of operations. That strategy could have an adverse impact on our business, operating results and financial condition.

Our business is growing and becoming more complex, and our success depends on our ability to quickly develop and launch new and innovative services. We believe our culture fosters this goal. Our focus on complexity and quick reactions could result in unintended outcomes or decisions that are poorly received by our users, advertisers, sponsors or partners. Our culture also prioritizes our long-term user engagement over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate user experience and will thereby improve our financial performance over the long-term. For example, in August 2018 we reduced our monthly and annual subscription prices for our HD service from $5.99 and $59.99 to $2.99 and $19.99, respectively. We also regularly run promotions discounting our service plans from their published prices. For example, in the second quarter of 2020 we ran an $11.99 promotion for an annual subscription. No assurance can be provided that such price reductions will produce an increase in subscribers to a level adequate to support sponsorship sales or generate revenue in an amount required to maintain business operations. These decisions may not produce the long-term benefits that we expect, in which case, our user growth and engagement, our relationships with advertisers, sponsors and partners, as well as our business, operating results and financial condition could be seriously harmed.

We may acquire other companies or technologies, which could divert management’s attention and otherwise disrupt our operations and harm our operating results. We may fail to acquire companies whose market power or technology could be important to the future success of our business.

We may, in the future, seek to acquire or invest in other companies or technologies that we believe could complement or expand our service, enhance our technical capabilities or otherwise offer growth opportunities. Pursuit of future potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience acquiring and integrating other businesses. We may be unsuccessful in integrating any business we may acquire in the future, and we may fail to acquire companies whose market power or technology could be important to the future success of our business.

We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

●	unanticipated costs or liabilities associated with the acquisition, including costs or liabilities arising from the acquired companies’ failure to comply with intellectual property laws and licensing obligations they are subject to;

●	difficulty incorporating acquired technology systems and platforms;

●	risks of entering new markets;

●	incurrence of acquisition-related costs;

●	diversion of management’s attention from other business concerns;

●	regulatory uncertainties;

●	harm to our existing business relationships with business partners as a result of the acquisition;

●	harm to our brand and reputation;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquire goodwill, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions also could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

Risks Relating to Ownership of Common Stock

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Common Stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon the closing of this offering, we expect to have outstanding an aggregate of 46,806,479 shares of Common Stock (or 47,781,479 shares if the underwriters exercise their option to purchase additional shares), based on 40,306,479 shares outstanding on January 29, 2021 and including the 6,500,000 shares of Common Stock offered by us in this offering (and an additional 975,000 underlying the underwriters option to purchase additional shares from us). All of these shares will be freely tradable without restriction or further registration under the Securities Act, except for shares of Common Stock held by certain of our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”), whose sales would be subject to the restrictions on resale set forth in Rule 144.

In connection with this offering, we, and our executive officers and directors have entered into lock-up agreements with the underwriters of this offering, under which we, and certain of our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, we and they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Common Stock for 90 days following the date of this prospectus. Certain of our directors have entered into lock-up agreements on the same terms, but for a period of 60-days following the date of this prospectus. At any time and without public notice, BofA Securities, Inc. may, in its sole discretion, release all or some of the securities.

In connection with the Merger, Legacy CuriosityStream’s directors and officers agreed with SAQN, subject to certain exceptions for PIPE Shares, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our Common Stock for a period of 180 days extending from the date of the Closing.

In connection with SAQN’s IPO, the Sponsor agreed to a one-year lock-up of its Founder Shares (and any shares of common stock issuable upon conversion thereof) following the Closing. On November 18, 2020, in connection with the Sponsor’s distribution of the Founder Shares to its members, each member agreed to become subject to this lock-up.

Upon the expiration or waiver of the lock-ups described above, these shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Investor Rights Agreement, Legacy CuriosityStream’s directors and officers will have the right, subject to certain conditions, to require us to register the sale of their shares of our Common Stock under the Securities Act on or after April 12, 2021.

By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Common Stock to decline.

In addition, the shares of our Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. A total of 7,725,000 shares of our Common Stock are reserved for future issuance under our equity incentive plans. The compensation committee of our Board may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. These shares were registered under a Registration Statement on Form S-8 (File No. 333-249556) on December 14, 2020.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

We have broad discretion over the use of net proceeds we receive from the sale of shares of Common Stock in this offering, and despite our efforts may not use them in a manner that increases the value of your investment.

Our management has broad discretion to use the net proceeds we receive from the sale of shares of Common Stock in this offering for general corporate purposes and could spend these funds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could have an adverse effect on our business and cause the price of our Common Stock to decline.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.

We, and our executive officers and directors have entered into lock-up agreements with the underwriters of this offering, under which we, our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, we and they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Common Stock for 90 days following the date of this prospectus. Certain of our directors have entered into lock-up agreements on the same terms, but for a period of 60-days following the date of this prospectus. At any time and without public notice, BofA Securities, Inc. may, in its sole discretion, release all or some of the securities. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Common Stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Common Stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Common Stock at a time and price that you deem appropriate.

Our status as a “controlled company” limits an investor’s ability to influence the outcome of important transactions, including a change in control.

John Hendricks controls a majority of the voting power of our outstanding capital stock. Accordingly, Mr. Hendricks holds approximately 52.6% of the voting power of our capital stock on a fully-diluted basis and will be able to control certain matters submitted to our stockholders for approval, including the election of directors, amendments of our bylaws and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Hendricks may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and might ultimately affect the market price of shares of our Common Stock.

Certain of our stockholders may engage in business activities that compete with us or otherwise conflict with our interests.

Certain of our stockholders are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Charter provides that none of the stockholder parties, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The stockholder parties also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Prospective investors in this offering should not place undue reliance on our preliminary estimated financial results.

Because we have not issued our audited financial statements for the year ended December 31, 2020, the financial information for the 12 months ended December 31, 2020 presented under “Summary — Recent Developments — Preliminary Unaudited Financial Results for the Year Ended December 31, 2020” are estimates which are preliminary in nature. This information is unaudited, unreviewed and subject to adjustment based upon, among other things, the finalization of our year-end closing and reporting processes (which have not been completed). Such adjustments may be material. The estimates referred to above are not necessarily indicative of our results of operations for any future period. Neither our independent auditors nor any other independent auditors have audited, reviewed, compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any form of assurance on the estimates results, which are the responsibility of our management.

Because we are a “controlled company” under NASDAQ listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, we will qualify as a “controlled company” under NASDAQ listing requirements. John Hendricks controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under NASDAQ listing standards and we are not subject to the requirements for us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Hendricks may have his interest in us diluted due to future equity issuances or his own actions in selling shares of Common Stock, in each case, which could result in a loss of the “controlled company” exemption under NASDAQ listing rules. We would then be required to comply with those provisions of NASDAQ listing requirements.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we do not include all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards.

General Risks

NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Common Stock and Warrants are listed on the NASDAQ. We cannot assure you that our securities will continue to be listed on the NASDAQ in the future. In order to continue listing our securities on the NASDAQ, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity (generally $2,500,000 for companies trading on the NASDAQ) and a minimum number of holders of our securities (generally 300 public holders).

If NASDAQ delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expects our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock and Warrants are listed on the NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were to be no longer listed on the NASDAQ, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our stock price may change significantly and you could lose all or part of your investment as a result.

The trading price of our Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to CuriosityStream’s Business and Industry” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in our management;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with our Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We incur significant costs as a result of operating as a public company.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ and other applicable securities laws and regulations, and, as a result, we incur significant legal, accounting and other expenses. These expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to continue to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming and costly.

We are required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Being a public company and being subject to such rules and regulations also makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation. Any of these effects could harm our business, financial condition, and results of operations.

An active, liquid trading market for our common stock may not be sustained, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the common stock you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common stock that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.

As a privately held company, Legacy CuriosityStream was not subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. For as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. However, in the event we are deemed to be an accelerated filer or a large accelerated filer and no longer qualify as an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may impose obligations on us and require substantial additional financial and management resources.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	the ability of our Board to issue one or more series of preferred stock;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	certain limitations on convening special stockholder meetings;

●	limiting the ability of stockholders to act by written consent;

●	providing that our Board is expressly authorized to make, alter or repeal our Bylaws;

●	the removal of directors only for cause and only upon the affirmative vote of holders of at least 662/3% of the shares of Common Stock entitled to vote generally in the election of directors if the stockholder parties and their affiliates hold less than 30% of our outstanding shares of Common Stock; and

●	that certain provisions may be amended only by the affirmative vote of at least 30% of the shares of Common Stock entitled to vote generally in the election of directors if the stockholder parties and their affiliates hold less than 30% of our outstanding shares of Common Stock.

These anti-takeover provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities.”

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, subject to limited exceptions, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or our Charter or Bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Our Charter provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

●	we were or are to be a participant;

●	the amount involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Investor Rights Agreement

Concurrently with the Closing, the Company entered into the Investor Rights Agreement with Legacy CuriosityStream, the Sponsor, HFM and officers and directors of Legacy CuriosityStream.

Under the Investor Rights Agreement, CuriosityStream shall nominate two Sponsor Directors for election as members of the Board if, at such time, the Board does not contain a Sponsor Director and the Sponsor Entities together continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger. Further, under the Investor Rights Agreement, HFM and the officers and directors of Legacy CuriosityStream must vote in favor of, or otherwise consent to, the election or appointment of a Sponsor Director at any meeting of the stockholders under the terms set forth above. If the Sponsor does not elect to nominate two Sponsor Directors, CuriosityStream must permit the Sponsor to select one non-voting observer to participate in any Board meeting (including any committee thereof), for so long as the Sponsor and its affiliates continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger.

In the case of a vacancy on the Board created by the death, disability, disqualification, removal or resignation of a Sponsor Director, CuriosityStream must notify the Sponsor of such vacancy and nominate an individual timely designated by the Sponsor for election to fill the vacancy, provided that such nomination would not constitute a breach of the Board’s fiduciary duties or applicable laws.

Further, under the Investor Rights Agreement, CuriosityStream must provide to Legacy CuriosityStream stockholders, officers and directors certain customary “mandatory,” “demand” and “piggyback” registration rights. Legacy CuriosityStream’s directors and officers are subject to certain transfer restrictions for a period of 180 days following the date of the Investor Rights Agreement, subject to an exception for PIPE Shares. The Investor Rights Agreement also provides that CuriosityStream will pay certain expenses relating to such registrations and indemnify the such parties against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 19, 2019, the holders of the Founder Shares, Private Placement Warrants and any Working Capital Warrants (and any shares of common stock issuable upon the exercise of such warrants) are entitled to registration rights, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Jupiter Entertainment Agreement

Clint Stinchcomb, our President and Chief Executive Officer and a member of our Board, serves as the managing director of Worldwide Media Group, LLC (“WMG”). WMG is party to a joint venture agreement (the “Joint Venture Agreement”) with Jupiter Entertainment LLC for the development of an original content streaming production for CuriosityStream entitled “Muck City.” Pursuant to the terms of the Joint Venture Agreement, subject to certain exceptions, WMG is entitled to receive approximately 8.0% of the gross revenue generated by this project, any derivative programs, series or spinoffs.

Experius LLC

Andrew Hendricks, a member of our Board, owns 50% of Experius LLC. In 2017 and 2018, Legacy CuriosityStream made payments totaling $278,000 to Experius LLC for virtual reality content.

Amended and Restated Loan Agreement

On April 2, 2018, Legacy CuriosityStream entered into an Amended and Restated Loan Agreement with Bank of America, N.A. as lender, for which John Hendricks, a member of our Board, served as a guarantor. Legacy CuriosityStream repaid the entirety of the $30.0 million of indebtedness under the Amended and Restated Loan Agreement in 2018. The Amended and Restated Loan Agreement called for interest-only monthly payments at a variable rate equal to the LIBOR Daily Floating Rate plus 2.40%. Legacy CuriosityStream’s obligations under the Amended and Restated Loan Agreement were secured by real property owned by John Hendricks, his wife, Maureen D. Hendricks, and their children Andrew Hendricks and Elizabeth Hendricks, each of whom is also a member of our Board.

Affiliate Loans

On May 1, 2014 Legacy CuriosityStream entered into (i) a promissory note, providing for advances of up to $122,650 and maturing April 30, 2023 (the “Promissory Note”) and (ii) a revolving promissory note, providing for advances of up to $75 million (as amended, the “Revolving Promissory Note”), each in favor of Hendricks Private Holdings, LLC (“HPH”), which is an affiliate of John Hendricks, a member of our Board. Under the terms of the Promissory Note, Legacy CuriosityStream was required to make annual interest only payments, with amounts outstanding under the Promissory Note bearing interest at a rate of 1.93% per annum. Under the terms of the Promissory Note, Legacy CuriosityStream borrowed $122,650, of which $122,650 plus accrued interest was outstanding as of June 30, 2018. Subsequent to June 30, 2018, the entire principal and accrued interest balance on the Promissory Note was paid in full to HPH. Under the terms of the Revolving Promissory Note, interest was accrued on the outstanding principal amount at a rate of 1.11% per annum. On September 30, 2018, the entire outstanding principal and accrued interest balance on the Revolving Promissory Note, which totaled $75 million as of such date, was converted into additional equity of Legacy CuriosityStream.

Management Fees and Operating Lease

From 2015 through September 2018, Hendricks Investment Holdings LLC (“HIH”), which is an affiliate of Board members John Hendricks, Elizabeth Hendricks and Andrew Hendricks, and of which each of Elizabeth Hendricks and Andrew Hendricks is vice president, provided management and administrative support services to Legacy CuriosityStream under the terms of a month-to-month agreement. These services included executive, operational, legal, finance, and other professional services as well as travel, insurance, and related costs. Management fees for 2018 totaled $2,014,000. We sublet a portion of our office space to HIH. The related party sublease rental income recognized on a straight-line basis totaled $160,000, $53,000 and $53,000 for 2018, 2019 and 2020, respectively. Deferred rent receivable related to straight-line rent accrual was $46,000, $46,000 and $67,000 for 2018, 2019 and 2020, respectively.

Stifel, Nicolaus & Company, Incorporated

Stifel, Nicolaus & Company, Incorporated served as Legacy CuriosityStream’s exclusive financial advisor in connection with the Merger. In addition, we may engage Stifel to provide certain financial advisory and capital markets services in the future. Stifel served as Legacy CuriosityStream’s exclusive financial advisor and placement agent in its offering and sale of Series A Preferred Stock in November 2018. In addition, Stifel Bank & Trust has a lending relationship with an affiliate of John Hendricks, our Chairman and the founder of Legacy CuriosityStream. Further, Patrick Keeley, a Stifel employee, is a member of our Board. In addition, Mr. Keeley and certain other Stifel employees are stockholders in CuriosityStream, and Stifel is a corporate customer of CuriosityStream.

Promissory Note

On June 25, 2019, the Sponsor agreed to loan SAQN an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the IPO. The borrowings outstanding under the Note of $235,540 were repaid upon the consummation of the IPO on November 22, 2019.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with the Merger, the Sponsor, or certain of our officers and directors or their affiliates could have, but were not obligated to, loan us funds as may be required, which would be repaid only upon the completion of the Merger. In the event that the Merger did not close, SAQN could have used a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans could have been convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

Administrative Support Agreement

SAQN entered into an agreement whereby, commencing on November 19, 2019 through the earlier of SAQN’s consummation of a business combination and liquidation, SAQN would pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, SAQN incurred $30,000 and $90,000 in fees for these services, of which $105,000 and $15,000 is included in accrued expenses in the accompanying condensed balance sheets as of September 30, 2020 and December 31, 2019, respectively.

Employment Agreements

We entered into employment agreements with certain of our named executive officers in connection with the Business Combination. See “Executive Compensation.”

Director and Officer Indemnification and Insurance

We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Procedures with Respect to Review and Approval of Related Person Transactions

We have adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by an approving body comprised of the disinterested and independent members of the Board or any committee of the Board, provided that a majority of the members of the Board or such committee, respectively, are disinterested; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board or recommended by the compensation committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the approving body the name of the related person and the basis on which the person is a related person, the related person’s interest in the transaction, the material terms of the related person transaction, including the business purpose of the transaction, the approximate dollar value of the amount involved in the transaction, the approximate dollar value of the amount of the related person’s interest in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the approving body as to whether the related person transaction complies with the terms of our agreements, including the agreements governing our material outstanding indebtedness, that limit or restrict our ability to enter into a related person transaction;

●	management must advise the approving body as to whether the related person transaction will be required to be disclosed in applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such statutes and related rules; and

●	management must advise the approving body as to whether the related person transaction may constitute a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the approving body, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which our securities are listed.

EXECUTIVE COMPENSATION

The following disclosure concerns the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2019 (pre-Business Combination with respect to Legacy CuriosityStream) and December 31, 2020 (pre-Business Combination with respect to Legacy CuriosityStream and post-Business Combination with respect to the Company).

Prior to the consummation of the Business Combination, none of SAQN’s executive officers or directors received any cash compensation for services rendered to SAQN. SAQN reimbursed the Sponsor for office space, secretarial and administrative services provided in an amount not to exceed $10,000 per month. In addition, the Sponsor, our executive officers, directors and their respective affiliates were reimbursed for out-of-pocket expenses related to identifying and conducting due diligence related to the Business Combination. Our audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, our executive officers, directors and our or their affiliates.

Summary Compensation Table

The following summary compensation table covers the material components of the compensation for the Company’s named executive officers for the fiscal years ended December 31, 2019 (pre-Business Combination with respect to Legacy CuriosityStream) and December 31, 2020 (pre-Business Combination with respect to Legacy CuriosityStream and post-Business Combination with respect to the Company).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Clint Stinchcomb,	2020	$410,455	$—	$1,541,699	$11,261,905	(3)	$410,455	$11,400	$13,635,914
President and Chief Executive Officer	2019	$390,000	$—	$—	$1,532,013		$390,000	$24,865	$2,336,878

Tia Cudahy,	2020	$290,000	$—	$—	$—		$116,000	$11,400	$417,400
Chief Operating Officer, General Counsel and Secretary	2019	$331,666	$—	$—	$505,496		$116,000	$13,833	$966,995

Jason Eustace,	2020	$253,750	$30,000	$237,071	$743,986		$74,313	$6,767	$1,345,887
Chief Financial Officer and Treasurer	2019	$—	$—	$—	$—		$—	$—	$—

Devin Emery,	2020	$250,000	$—	$273,315	$386,986		$62,500	$54,569	$1,027,370
Head of Growth	2019	$41,667	$—	$—	$113,340		$10,417	$36	$165,460

(1)	Jason K. Eustace was hired in February 2020 as the Chief Financial Officer and Treasurer of Legacy CuriosityStream.

(2)

The amounts reported in this column for fiscal 2020 were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation. The fair value of restricted stock is determined based on the closing price of Common Stock on the grant date of November 5, 2020, which was $9.21. These amounts also include the grant date fair value of stock options issued during fiscal 2020 that were subsequently cancelled and replaced with grants of restricted stock on November 5, 2020. This cancellation and replacement of awards was treated as a modification for accounting purposes with no resulting incremental compensation cost.

(3)	The amounts reflect the grant date fair value of the options granted to Clint Stinchcomb in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: (i) for Mr. Stinchcomb’s grant of 2,038,570 stock options on November 2, 2020, grant date stock price of $8.77, exercise price of $8.77, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 6.25 years, using the simplified method, and a discount rate of 0.54% based on the expected term duration; and (ii) for Mr. Stinchcomb’s grant of 355,500 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.

(4)	The amounts reflect the grant date fair value of the options granted to Jason Eustace in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: (i) for Mr. Eustace’s grant of 94,678 stock options (as adjusted pursuant to the terms of the Merger Agreement; original grant was 150,000 stock options of Legacy CuriosityStream) on February 17, 2020, as of the grant date (prior to the Business Combination), grant date stock price of $3.71, exercise price of $3.71, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 6.25 years, using the simplified method, and a discount rate of 1.48% based on the expected term duration, and (ii) for Mr. Eustace’s grant of 101,571 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.
(5)	The amount reflects the grant date fair value of the options granted to Devin Emery in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: for Mr. Emery’s grant of 101,571 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.
(6)	Includes company contributions to the Legacy CuriosityStream 401(k) plan for each executive and, for Devin Emery in 2020, housing payments in an amount equal to $46,236.

Legacy CuriosityStream

Compensation Arrangements

Hiring and retaining officers and other key employees was critically important to ensuring continuity and stability in order to grow Legacy CuriosityStream’s business. In the evolving and competitive business environment, Legacy CuriosityStream was continually developing and refining its service while identifying and capitalizing on potential business opportunities. Legacy CuriosityStream recognized that its success was in large part dependent on its ability to attract and retain talented employees. Therefore, the Legacy CuriosityStream executive compensation and benefits program was designed to attract, retain, and incentivize a highly talented and committed team of executive officers who share its vision and desire to work toward its goals. At the same time, as a private company, its ability to provide cash compensation was limited by the needs of the business.

Compensation Philosophy

The Legacy CuriosityStream executive compensation process reflected its stage of development as a company. Its initial compensation for newly hired executive officers generally reflected the outcome of a negotiated recruitment and hiring process in light of compensation with prior employers or other possible opportunities at the time of hiring. Therefore, some differences in compensation among Legacy CuriosityStream’s executive officers reflect the timing and circumstances of hiring. The board of directors of Legacy CuriosityStream determined compensation for its executive officers. The manager’s subjective analysis of appropriate payments, taking into account economic and business conditions, experience, internal pay equity and individual negotiations, historically was the most important factor in setting compensation.

Primary Elements of Compensation

Base Salary.    As a private company, Legacy CuriosityStream executive officers’ base salaries were determined primarily based on the experience of the manager with hiring similarly situated executive officers, the manager’s view of appropriate fixed pay for the geographic location, and Legacy CuriosityStream’s desire to limit cash expenses while it built the business.

Annual Incentive Bonuses.    As a private company, Legacy CuriosityStream believed a cash bonus program allowed it to retain flexibility to conserve cash while rewarding results as it determined to be appropriate. The executive officers were eligible for cash bonuses tied to achievement of our 2020 revenue goals.

Success Fees.    Certain of Legacy CuriosityStream’s employees were eligible for “success fees” based on closing, launching and the achievement of certain subscribership levels under specified distribution agreements. In 2019, success fees were paid quarterly for milestones achieved during the previous quarter. Beginning in 2020, Legacy CuriosityStream implemented annual bonus plans tied to revenue goals for the same group of employees previously eligible for quarterly success fees.

Equity Awards.    In October 2018, Legacy CuriosityStream adopted its Stock Option Plan in order to provide for the grant of equity-based awards to its employees, non-employee directors, consultants and independent contractors.

Retirement and Other Benefits.    Legacy CuriosityStream’s named executive officers and key employees were eligible to participate in its employee benefit plans provided for other employees. These benefits included a 401(k) plan, life insurance, group health insurance and short-and long-term disability insurance. Legacy CuriosityStream did not have a defined benefit retirement plan.

Compensation Plans

Clint Stinchcomb

Legacy CuriosityStream previously entered into a Compensation Plan with Clint Stinchcomb on October 11, 2018, which was subject to the successful completion of Legacy CuriosityStream’s private stock offering and which took effect on the day after the closing of the offering. Under this compensation plan, Mr. Stinchcomb’s annual base salary was $390,000. He was eligible for an annual cash bonus with a maximum bonus potential of 100% of base salary, subject to achievement of goals in the Legacy CuriosityStream’s annual bonus plan and as agreed to by the Board of Directors of Legacy CuriosityStream each year. Mr. Stinchcomb’s compensation plan provided for the grant of options to purchase 980,000 shares of Legacy CuriosityStream equity, as have described below.

In connection with the Merger and effective as of the closing, CuriosityStream and Clint Stinchcomb entered into an employment agreement under which he serves as Chief Executive Officer of CuriosityStream from the closing for an initial term of four years, subject to automatic renewal for an additional one-year period. The employment agreement is described in “— The Company, Post-Business Combination — Compensation of Officers — Employment Agreements — Clint Stinchcomb”

Tia Cudahy

Legacy CuriosityStream entered into a compensation plan with Tia Cudahy on October 11, 2018, which was subject to the successful completion of Legacy CuriosityStream’s private stock offering and which took effect on the day after the closing of the offering. Under this compensation plan, Ms. Cudahy’s annual base salary was to be $340,000 and her annual cash bonus was to be a maximum amount of 30% of her base salary. In January 2019, the Legacy CuriosityStream decided to pay Ms. Cudahy an annual base salary of $290,000 with the understanding Ms. Cudahy was to be paid $50,000 through November 20, 2019 by Hendricks Investment Holdings, LLC (“HIH”), an Affiliate of HFM, for completion and transition of her duties for HIH, as well as an annual cash bonus with a maximum bonus potential of 40% of base salary, subject to achievement of goals in the Legacy CuriosityStream’s annual bonus plan and as agreed to by the Board of Directors of Legacy CuriosityStream each year. Ms. Cudahy’s compensation plan provided for the grant of options to purchase 420,000 shares of Legacy CuriosityStream equity, which we have described below.

Material Terms of Pre-Business Combination Stock Option Grants

Clint Stinchcomb

Clint Stinchcomb received several grants of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below.

On October 16, 2018, the Legacy CuriosityStream board approved certain option grants, with a per share exercise price of $10.00 per share. These options were granted as of November 20, 2018. Legacy CuriosityStream performed a valuation that determined that the fair market value of Legacy CuriosityStream’s Common Stock was $2.55 as of November 20, 2018, and that the options approved in October 2018 did not reflect the fair market value of the Common Stock as of the November 20, 2018 grant date. The board approved the repricing to reflect the fair market value of the Common Stock and approved a per share exercise price of these options of $2.55 (the “2019 Repricing”). Mr. Stinchcomb was, therefore, granted an option on November 20, 2018 to purchase 980,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $2.55. The option vests over the first four anniversaries of the grant date, with 25% vesting on each anniversary (the third and fourth installments originally vested on the later of the third anniversary of the initial award date or the Legacy CuriosityStream achievement of $175 million in annual revenue and the later of the fourth anniversary of the initial award date or the Legacy CuriosityStream achievement of $225 million in annual revenue, respectively; these performance conditions were waived in the third quarter of 2020). As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 618,561 shares of Common Stock of the Company with an exercise price of $4.04 per share.

On January 30, 2019, Mr. Stinchcomb was granted an option to purchase 25,455 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.55. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (January 30, 2020, January 30, 2021, January 30, 2022 and January 30, 2023), subject to Mr. Stinchcomb’s continued employment on the applicable vesting date. As a result of the conversion described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 16,067 shares of Common Stock of the Company with an exercise price of $4.04 per share. On August 2, 2019, Mr. Stinchcomb was granted an option to purchase 500,000 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.65. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (August 2, 2020, August 2, 2021, August 2, 2022 and August 2, 2023), subject to Mr. Stinchcomb’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 315,593 shares of Common Stock with an exercise price of $4.20 per share.

Under these stock option grants, if Mr. Stinchcomb’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Stinchcomb’s employment is terminated, the shares subject to the options will be subject to CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Stinchcomb violates the Legacy CuriosityStream standards of conduct.

Tia Cudahy

Tia Cudahy received two grants of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below.

Ms. Cudahy was granted an option on November 20, 2018 to purchase 420,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $2.55 due to the 2019 Repricing. The option vests over the first four anniversaries of the grant date, with 25% vesting on each anniversary (the third and fourth installments originally vested on the later of the third anniversary of the initial award date or the Legacy CuriosityStream achievement of $175 million in annual revenue and the later of the fourth anniversary of the initial award date or the Legacy CuriosityStream achievement of $225 million in annual revenue, respectively; these performance conditions were waived in the third quarter of 2020). As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 265,098 shares of Common Stock of the Company with an exercise price of $4.04.

On August 2, 2019, Ms. Cudahy was granted an option to purchase 125,000 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.65. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (August 2, 2020, August 2, 2021, August 2, 2022 and August 2, 2023), subject to Ms. Cudahy’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 78,899 shares of Company Common Stock with an exercise price of $4.20.

Under these stock option grants, if Ms. Cudahy’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Ms. Cudahy’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Ms. Cudahy violates the Legacy CuriosityStream standards of conduct.

Devin Emery

Devin Emery received a grant of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below. Mr. Emery was granted an option on November 11, 2019 to purchase 75,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $3.71. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (November 11, 2020, November 11, 2021, November 11, 2022 and November 11, 2023), subject to Mr. Emery’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 47,339 shares of Company Common Stock with an exercise price of $4.20.

Under this stock option grant, if Mr. Emery’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Emery’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Emery violates the Legacy CuriosityStream standards of conduct.

Jason Eustace

Jason Eustace received a grant of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below. Mr. Eustace was granted an option on February 17, 2020 to purchase 150,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $3.71. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (February 17, 2021, February 17, 2022, February 17, 2023 and February 17, 2024), subject to Mr. Eustace’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 94,678 shares of Company Common Stock with an exercise price of $5.88.

Under this stock option grant, if Mr. Eustace’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Eustace’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Eustace violates the Legacy CuriosityStream standards of conduct.

The Company, Post-Business Combination

The following disclosure covers the material components of the compensation for the Company’s named executive officers in fiscal year 2020 following the Merger.

Management and Board of Directors

For information concerning the executive officers and directors of the Company, including biographical information, see the “Management” section above.

Compensation of Officers

Overview

Following the Closing of the Merger, the Company’s executive compensation program is consistent with Legacy CuriosityStream’s existing compensation policies and philosophies, which are designed to:

●	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

●	reward senior management in a manner aligned with our financial performance; and

●	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Merger, decisions with respect to the compensation of our executive officers, including our named executive officers, are made by our board of directors and the compensation committee of our board of directors.

Compensation for our executive officers has the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, and severance benefits. Base salaries, broad-based employee benefits, and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Base Salary

Mr. Stinchcomb’s salary is set forth in his employment agreement, described below, for the term of the agreement. Other named executive officers’ base salaries in effect prior to the Merger have continued as described under “Executive Compensation — CuriosityStream,” subject to adjustments made in connection with the compensation committee’s annual review of the named executive officers’ base salaries.

Annual Bonuses

Mr. Stinchcomb’s annual bonus is set forth in his employment agreement, described below, for the term of the agreement. The Company uses annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. Near the beginning of each year, the compensation committee selects the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

The Company uses stock-based awards to promote our interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of the company’s equity holders. Stock-based awards are awarded under the Omnibus Incentive Plan, which has been adopted by the Company’s board of directors and was approved by the Company’s stockholders on October 12, 2020.

On November 2, 2020, the compensation committee approved certain equity incentive grants to executive officers and other employees of the Company.

In connection with the consummation of the Merger, 711,000 warrants to purchase the Company’s common stock held by Software Acquisition Holdings LLC were forfeited. The forfeited warrants had an exercise price of $11.50 per share, and a five year term. In connection with such forfeiture and pursuant to the Merger Agreement, certain employees of the Company selected by the compensation committee received fully vested options exercisable for shares of common stock with an exercise price of $11.50 (or the fair market value on the date of grant, if higher) and with a five year term. On November 2, 2020, the compensation committee approved the following option grants to the executive officers: 355,500 options for Mr. Clint Stinchcomb, 101,571 option for Mr. Jason Eustace and 101,571 options for Mr. Devin Emery. As provided in the Merger Agreement, the options are fully vested, have an exercise price of $11.50 per share, and have a five year term. At the end of fiscal year 2020, there remained 152,358 of these options which the compensation committee could grant to other employees of the Company. The options are subject to terms and conditions of the Omnibus Incentive Plan and an option agreement.

The compensation committee also approved grants of restricted stock units to employees of the Company, including certain executive officers, as of November 5, 2020. The restricted stock units for the executive officers will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided the grantee remains employed by the Company or its subsidiaries through such vesting date, with settlement on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement. The compensation committee approved the following restricted stock unit grants to executive officers: 73,458 restricted stock units for Mr. Clint Stinchcomb, 25,031 restricted stock units for Mr. Jason Eustace and 27,548 restricted stock units for Mr. Devin Emery.

Pursuant to the employment agreement with Mr. Stinchcomb, following the Merger, the Company granted Mr. Stinchcomb options and restricted stock units. These equity grants, when taken together with the stock options previously issued to Mr. Stinchcomb and equity awards otherwise granted to Mr. Stinchcomb in connection with the merger (such as the options and restricted stock units described above), entitled Mr. Stinchcomb to approximately 5.9% of the Company’s common stock, calculated on a fully diluted basis on the closing date. If Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested equity awards shall become vested. On November 2, 2020, the compensation committee approved a grant of 2,038,570 stock options for Mr. Stinchcomb. The stock options have an exercise price of $8.77, which was the closing price on the grant date, and have a ten-year term. The stock options will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided Mr. Stinchcomb remains employed by the Company or its subsidiaries through such vesting date, and provided further that, if Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested stock options will become vested. The stock options are subject to the terms and conditions of the Omnibus Incentive Plan and a stock option agreement. The compensation committee also approved grants of 88,263 restricted stock units for Mr. Stinchcomb, as of November 5, 2020. The restricted stock units will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided Mr. Stinchcomb remains employed by the Company or its subsidiaries through such vesting date, and provided further that, if Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested restricted stock units will become vested. Settlement would be on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement.

The Omnibus Incentive Plan

The description below concerning terms and provisions of the Omnibus Incentive Plan is a summary and does not purport to be a complete recitation of the Omnibus Incentive Plan provisions. Such statements are qualified in their entirety by express reference to the full text of the Omnibus Incentive Plan. A copy of the Omnibus Incentive Plan is filed herewith.

Administration.    Unless otherwise determined by the board of directors of the Company, the compensation committee of the board of directors has the power and authority to administer the Omnibus Incentive Plan, including, but not limited to, the recipients of the awards, the type or types of awards, the number of shares subject to each award and the vesting schedule and exercisability of the awards.

Awards.    Awards under the Omnibus Incentive Plan may be made in the form of performance awards, restricted stock, restricted stock units, stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, other stock-based awards and dividend equivalents. Employees, non-employee directors, and consultants of the Company and its subsidiaries will be eligible to participate in the Omnibus Incentive Plan, as determined by the Compensation Committee.

Shares Subject to the Omnibus Incentive Plan.    Subject to adjustment, as described below, a total number of shares of our common stock equal to approximately 13% (on a fully-diluted basis) of the shares of our common stock that are outstanding as of immediately following the consummation of the transactions contemplated by the Merger Agreement will be available for awards under the Omnibus Incentive Plan. All of such awards may be in the form of incentive stock options. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or reacquired shares. Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that is forfeited, cancelled, cash-settled, expired or otherwise terminated without the issuance of shares, shall again be available for the grant of an award under the Omnibus Incentive Plan.

Award Limitations on Non-Employee Director Awards.    The maximum number of shares subject to awards granted during a single compensation year (that is from one annual meeting of stockholders to the next annual meeting) to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $500,000 in total value.

Change in Capitalization or Other Corporate Event.    If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock, our Compensation Committee shall adjust the number of shares of common stock available for issuance under the Omnibus Incentive Plan, and the number, class and exercise price or base price of any outstanding award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding award or the holder thereof, in each case as it determines to be equitable.

Options.    The Omnibus Incentive Plan permits the grant of incentive stock options. An option granted will be exercisable only to the extent that it is vested on the date of exercise. In general, the exercise price per share under each option granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date (or 110% of the fair market value in the case of an incentive stock option granted to an individual who, on the date of grant, owns or is deemed to own shares representing more than 10% of our voting stock). For so long as our common stock is listed on an established stock exchange, the fair market value of the common stock will be the closing price of our common stock on the exchange on which it is listed on the option grant date. If there is no closing price reported on the option grant date, the fair market value will be deemed equal to the closing price for the common stock on the last market trading day prior to the day of determination. The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder).

Stock Appreciation Rights.    A “stock appreciation right” (or a “SAR”) is the right to receive payment from the Company in cash and/or shares of common stock equal to the product of (i) the excess, if any, of the fair market value of one (1) share of our common stock on the exercise date over a specified price fixed by the Compensation Committee on the grant date (which price may not be less than the fair market value of a share of our common stock on the grant date), multiplied by (ii) a stated number of shares of common stock. A SAR will be exercisable only to the extent that it is vested on the date of exercise. No SAR may be exercisable more than ten years from the grant date. SARs may be granted to participants in tandem with options or on their own. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

Restricted Stock and Restricted Stock Units.    Subject to the provisions of the Omnibus Incentive Plan, the Compensation Committee may determine the terms and conditions of each award of restricted stock or restricted stock units, including the restriction period for the award, and the restrictions applicable to the award. Restricted stock and restricted stock units will vest based on a minimum period of service or the occurrence of events specified by the Compensation Committee.

Performance Awards.    A “performance award” is a contractual right to receive shares of our common stock or a U.S.-denominated amount of cash that is earned (in whole or in part) based on the achievement of specified performance goals. Vested performance awards may be settled in cash, stock or a combination of cash and stock, at the discretion of the Compensation Committee. Performance awards will vest based on the achievement of predetermined performance goals established by the Compensation Committee. The committee may adjust the performance goals for any performance cycle as it deems equitable.

Other Stock-Based Awards.    The Compensation Committee may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan.

Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or on their own, but not in respect of stock options or SARs. In general, dividend equivalents will be paid to participants with respect to an award when the award becomes vested.

Termination of Employment.    All of the terms relating to the exercise, cancellation or other disposition of any award upon a termination of employment or service with the Company of the participant, whether due to disability, death or under any circumstances may be determined by the Compensation Committee and described in each participant’s award agreement. Unless otherwise set forth in the applicable agreement, the following provisions will apply:

Termination for Cause; Post-Service Competitive Activity.    If a participant’s employment or service terminates for cause or a participant breaches any restrictive covenants (such as a non-competition or non-solicitation agreement) following the participant’s termination of employment or service, all options and SARs, whether vested or unvested, and all other awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of cause or such breach) will be immediately forfeited and cancelled. If the participant breaches the restrictive covenants following the termination, any portion of the participant’s awards that became vested after termination, and any shares or cash issued upon exercise or settlement of such awards, will be immediately forfeited, cancelled, and disgorged or paid to the Company together with all gains earned or accrued due to the sale of shares issued upon exercise or settlement of such awards.

Termination due to Death or Disability.    If a participant’s employment or service terminates by reason of death or disability, all options and SARs (whether or not then otherwise exercisable) will become exercisable in full and may be exercised at any time prior to the earlier of (i) the one-year anniversary of the participant’s death or disability or (ii) the expiration of the term of the options or SARs; however, any in-the-money options and SARs that are still outstanding on the last day of their term will be automatically be exercised on such date, and all other awards will immediately vest in full, and restricted stock units and performance awards that have not been settled or converted into shares prior to the participant’s death will immediately be settled in shares. Performance awards will vest and be paid based on target levels of performance.

Involuntary Termination Without Cause.    If a participant’s employment or service is involuntarily terminated without cause, all options and SARs that are unvested will be immediately forfeited and cancelled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) thirty (30) days after the termination date or (ii) the expiration of their term, all restricted stock or restricted stock units that are unvested will be immediately forfeited and cancelled, and provided that the participant signs a general release and waiver of claims in the form provided by the Company and does not exercise any rights to revoke such release, the participant will retain a pro-rated portion of any unvested performance awards granted earlier than one year prior to the termination date, and be earned based on the attainment of the applicable performance goals (and any performance awards that ae not so earned will be forfeited and cancelled).

Termination for Any Other Reason.    If a participant’s employment or service terminates for any reason other as set forth above, all options and SARs that are unvested will be immediately forfeited and cancelled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) thirty (30) days after the termination date or (ii) the expiration of their term, and all other awards that are unvested or have not otherwise been earned shall be immediately forfeited and cancelled.

Change in Control.    Unless otherwise provided in an award agreement, and other than with respect to certain performance awards (described in the next paragraph), no cancellation, acceleration or other payment will occur in connection with a change in control of the Company if the Compensation Committee reasonably determines in good faith, prior to the occurrence of the change in control, that the award will be honored or assumed, or new rights substituted therefor following the change in control, provided that any such alternative award must (i) give the participant rights and entitlements substantially equivalent to or better than the rights and terms applicable under the award immediately prior to the change in control, (ii) have terms such that if a participant’s employment is involuntarily or constructively terminated within the twenty-four (24) months following the change in control at a time when any portion of the alternative award is unvested, the unvested portion of the alternative award will immediately vest in full and the participant will receive either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the alternative award at the date of exercise or settlement over the price that the participant would be required to pay to exercise the alternative award or (2) an equal value of liquid shares or equity interests.

Unless otherwise provided in an award agreement, upon a change in control, then-outstanding performance awards will be modified to replace any performance goals with vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the performance goals would have been measured if the change in control had not occurred or, if applicable, the later period of required service following such measurement date, with accelerated vesting if the participant’s employment is involuntarily or constructively terminated within the twenty-four (24) months following the change in control. The number of such alternative awards will be equal to (i) if less than 50% of the performance cycle has elapsed, the target number of performance awards, and (ii) if 50% or more of the performance cycle has elapsed, a number of awards based on actual performance through the date of the change in control if determinable, or the target, if not determinable.

Except as otherwise provided above or in an award agreement, upon a change in control: each vested and unvested option or SAR will be cancelled in exchange for a payment equal to the excess, if any, of the change in control price over the applicable exercise or base price, the vesting restrictions applicable to all other unvested awards (other than freestanding dividend equivalents and performance awards) will lapse, and such awards will be cancelled in exchange for a payment equal to the change in control price, the alternative performance awards will be cancelled in exchange for a payment equal to the change in control price, all other awards (other than freestanding dividend equivalents) that were vested prior to the change in control but that have not been settled or converted into shares prior to the change in control will be cancelled in exchange for a payment equal to the change in control price, and all freestanding dividend equivalents will be cancelled without payment therefor.

To the extent any portion of the change in control price is payable other than in cash and/or other than at the time of the change in control, the award holders will receive the same value in respect of their awards (less any applicable exercise or base price) as is received by the Company’s stockholders in respect of their shares. To the extent any portion of the change in control price is payable other than at the time of the change in control, the Compensation Committee will determine the time and form of payment to the award holders consistent with Section 409A of the Code and other applicable laws. Upon a change in control the Compensation Committee may cancel options and SARs for no consideration if the fair market value of the shares subject to such options or such SARs is less than or equal to their exercise or base price.

Forfeiture, Cancellation or “Clawback” of Awards.    Awards (and gains earned or accrued in connection with awards) will be subject to such generally applicable policies as to forfeiture and recoupment as may be adopted by the Compensation Committee or the Board. Participants will also forfeit and disgorge to the Company any awards granted or vested and any gains earned or accrued due to the exercise of options or SARs or the sale of any shares of stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the stock is listed or quoted.

Amendment or Termination of the Omnibus Incentive Plan.    The Compensation Committee may amended or otherwise modified, suspended or terminated the Omnibus Incentive Plan provided that such action does not materially adversely alter or impair the rights of any award granted thereto. Shareholder approval of amendments may be required to comply with applicable laws and regulations. No award may be granted during any period of suspension nor after termination of the Omnibus Incentive Plan, and in no event may any award be granted under the Omnibus Incentive Plan after the expiration of ten years from the effective date of the plan.

Other Compensation

The Company maintains various employee benefit plans, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers participate.

Employment Agreements

Clint Stinchcomb

The description below concerning terms and provisions of Clint Stinchcomb’s employment agreement is a summary and does not purport to be a complete recitation of the employment agreement’s provisions. Such statements are qualified in their entirety by express reference to the full text of the employment agreement, a copy of which is attached as Exhibit 10.10 to the Form 8-K filed October 14, 2020.

Effective as of the Closing of the Merger, Legacy CuriosityStream and Clint Stinchcomb have entered into an employment agreement under which he serves as Chief Executive Officer of Legacy CuriosityStream after the closing for an initial term of four years, subject to automatic renewal for an additional one-year period unless Legacy CuriosityStream or Mr. Stinchcomb provides 180 days’ prior written notice that the initial term shall not be extended. Pursuant to his employment agreement, Mr. Stinchcomb receives an initial base salary of $490,000, with annual increases of at least 5% each year. If Legacy CuriosityStream’s revenue for the year ending on December 31, 2020 is $39,500,000 or more, then Mr. Stinchcomb’s base salary shall increase to $590,000; if Legacy CuriosityStream’s revenue for the year ending on December 31, 2021 is $75,000,000 or more, then Mr. Stinchcomb’s base salary shall increase to $690,000; and if Legacy CuriosityStream’s revenue for the year ending on December 31, 2022 is $140,000,000 or more, then Mr. Stinchcomb’s base salary shall increase to $790,000. For purposes of the agreement “revenue” means Legacy CuriosityStream’s total revenue, calculated in accordance with Legacy CuriosityStream’s customary accounting practices, consistently applied.

Under his employment agreement, Mr. Stinchcomb is eligible to receive a bonus based on a formula and performance criteria approved by, and the achievement of which is determined by, the Compensation Committee of the Company’s board of directors; provided that the target cash bonus is 100% of his base salary, subject to performance conditions described hereafter and his continued employment through December 31 of the applicable performance year. Mr. Stinchcomb’s 100% annual bonus target shall be divided equally between Legacy CuriosityStream’s achievement of revenue targets (with such revenue targets being $36,000,000 for the year ending on December 31, 2020, $71,000,000 for the year ending on December 31, 2021, and $136,000,000 for the year ending on December 31, 2022) and net income or loss targets, which shall be determined for calendar years 2021 and 2022 following consultation with the compensation committee prior to the beginning of the calendar year. The performance criteria for the years following the year ending on December 31, 2022, shall be established by the compensation committee in consultation with Mr. Stinchcomb. Mr. Stinchcomb shall be entitled to his bonus for the last year of his employment, regardless of his separation date, unless he is terminated for “cause” (as defined therein) or resigns without “good reason” (as defined below). Mr. Stinchcomb will be eligible to participate in the employee benefit plans of Legacy CuriosityStream as Legacy CuriosityStream may maintain from time to time, subject to the terms of those plans.

“Good Reason” is defined in the employment agreement as, without Mr. Stinchcomb’s consent, (i) a material diminution in Mr. Stinchcomb’s duties or position, (ii) Mr. Stinchcomb’s base salary or annual target bonus opportunity is reduced below the amounts specified herein (except for across-the-board reductions applicable to senior executives of Legacy CuriosityStream generally); or (iii) a material breach of the employment agreement by Legacy CuriosityStream; provided, however, that it shall be a prerequisite of any such termination for good reason that Mr. Stinchcomb shall have given Legacy CuriosityStream written notice within thirty (30) days following the event or events giving rise to good reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given Legacy CuriosityStream thirty (30) days to cure any such good reason prior to any such termination.

Upon the closing of a transaction resulting in a “change in control” (as defined below) of Legacy CuriosityStream at a valuation of $1 billion or more, at any time prior to the third anniversary of the date of the Closing of the Merger, Mr. Stinchcomb will be entitled to a bonus equal to $2,000,000, subject to Mr. Stinchcomb’s continued employment by Legacy CuriosityStream at the time of the change in control or Mr. Stinchcomb’s termination without “cause” or for “good reason” within the six (6) months prior to the change in control. “Change in Control” is defined as the first to occur of a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation,” as defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code.

The employment agreement also provides that Mr. Stinchcomb would be granted Company Options, restricted stock units in the Company or a combination thereof, or other equity-based awards, which, when taken together with the stock options issued under the Stock Option Plan and other equity awards otherwise granted to Mr. Stinchcomb in connection with the Merger, will entitle Mr. Stinchcomb to approximately 5.9% of the Company’s common stock, calculated on a fully diluted basis on the closing date. If Mr. Stinchcomb is terminated without “cause” or resigns for “good reason,” or dies or becomes disabled, all unvested equity awards shall accelerate and become immediately exercisable. On November 2, 2020, the compensation committee granted Mr. Stinchcomb stock options and restricted stock units under this provision (such grant of restricted stock units were effective on November 5, 2020) as described under “— Compensation of Directors and Officers — Stock-Based Awards.”

If Mr. Stinchcomb’s employment is terminated for death or “disability” (as defined in the employment agreement), he will be entitled to receive the portion of the bonus due for the year of separation, from the start of the year through the date of termination of employment, based on actual performance. If Mr. Stinchcomb’s employment is terminated by Legacy CuriosityStream without cause (and not due to disability) or for good reason, (i) Legacy CuriosityStream shall pay Mr. Stinchcomb his base salary for the balance of the term, but in no event for less than eighteen (18) months or in excess of thirty-six (36) months, without regard to any reduction that results in good reason, subject to Mr. Stinchcomb complying with restrictive covenants; (ii) Mr. Stinchcomb will also receive COBRA continuation coverage for Legacy CuriosityStream health insurance benefits in which Mr. Stinchcomb and his immediately family participate at the same rate made available to similarly situated senior executive for the remainder of the term of the employment agreement; and (iii) Mr. Stinchcomb will be eligible to receive each annual bonus to which he would have been entitled over the remainder of the initial term or renewal term, as applicable, based on actual performance achieved and with a target of 100% of base salary. Severance under Mr. Stinchcomb’s employment agreement is subject to his execution and non-revocation of a release of claims.

Mr. Stinchcomb’s employment agreement provides that, if he receives payments or benefits that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, then either (i) such payments shall be delivered in full, or (ii) the aggregate amount of the payments and benefits will be reduced so that the present value of all payments constituting “parachute payments” is equal to 2.99 times his “base amount,” whichever results in the receipt of Mr. Stinchcomb of the greatest amount of payments or benefits on an after-tax basis.

Mr. Stinchcomb is bound by certain restrictive covenant provisions. Specifically, Mr. Stinchcomb’s employment agreement contains provisions (i) requiring the non-disclosure of confidential information and trade secrets. Mr. Stinchcomb’s agreement also contains non-competition provisions that prohibit him from engaging, directly or indirectly, in any “competing business” (as defined therein), during the term of his employment and for eighteen (18) months following his termination (the “Restricted Period”), (ii) prohibiting the solicitation of any customer, supplier or vender with which Legacy CuriosityStream and its affiliates have a business relationship, and the solicitation, recruitment or hiring of (or the attempt to solicit, recruit or hire) any employee of Legacy CuriosityStream and its affiliates or to inducement or attempt to induce any employee or independent contractor to leave employment or cease doing business with Legacy CuriosityStream and its affiliates, in each case during the Restricted Period and (iii) prohibiting the inducement of any customer, client, vendor or supplier or other contracting party or business party to discontinue, terminate, cancel, disrupt or not renew a business relationship or transaction, or to otherwise interfere with a business relationship or transaction between any such parties and Legacy CuriosityStream and its affiliates, during the Restricted Period.

Outstanding Equity Awards at Fiscal Year-End

The following disclosure covers the outstanding equity for the Company’s named executive officers for the fiscal year ended December 31, 2020, with the number of securities and exercise prices listed in the table below reflecting the conversion of the stock options in connection with the Merger, as described in “— Treatment of Stock Options in Transaction,” unless otherwise noted.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)
Clint Stinchcomb	309,280		309,281	(4)	$4.04	November 19, 2028	—		—
	4,017		12,050	(5)	$4.04	January 29, 2029	—		—
	78,898		236,695	(6)	$4.20	August 1, 2029	—		—
	355,500	(7)	—		$11.50	November 2, 2025	—		—
	—		2,038,570	(8)	$8.77	November 2, 2030	—		—
	—		—		—	—	88,263	(9)	$1,231,268
	—		—		—	—	73,458	(10)	$1,024,739

Tia Cudahy	132,549		132,549	(11)	$4.04	November 19, 2028	—		—
	19,724		59,175	(12)	$4.20	August 1, 2029	—		—

Jason Eustace	—		94,678	(13)	$5.88	February 16, 2030	—		—
	101,571	(14)	—		$11.50	November 2, 2025	—		—
							25,031	(15)	$349,182

Devin Emery	11,834		35,505	(16)	$4.20	November 10, 2029	—		—
	101,571	(17)	—		$11.50	November 2, 2025	—		—
	—		—		—	—	27,548	(18)	$384,294

(1)	To the extent awarded pre-Business Combination, the number of securities in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”
(2)	To the extent awarded pre-Business Combination, the number of securities in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”
(3)	To the extent awarded pre-Business Combination, the option exercise prices in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”
(4)	154,640 options (adjusted for the Merger conversion) vested on November 20, 2019, 154,640 options vested on November 20, 2020, and the remaining options vest in two equal installments on November 20, 2021 and November 20, 2022. The remaining options originally vested based upon service and performance criteria. These performance vesting criteria have been waived by Legacy CuriosityStream.
(5)	4,017 options (adjusted for the Merger conversion) vested on January 30, 2020, and the remaining options vest in three equal installments on January 30, 2021, January 30, 2022 and January 30, 2023.
(6)	78,898 options (adjusted for the Merger conversion) vested on August 2, 2020, and the remaining options vest in three equal installments on August 2, 2021, August 2, 2022 and August 2, 2023.
(7)	This option was fully exercisable upon grant.

(8)	The remaining options vest in four equal installments on November 2, 2021, November 2, 2022, November 2, 2023 and November 2, 2024.
(9)	This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024. Notwithstanding the foregoing, if the reporting person is terminated without cause, or resigns for good reason, or dies or becomes disabled, all unvested restricted stock units for this grant will become vested, and will be settled upon vesting (or within 30 days thereafter).
(10)	This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.
(11)	66,275 options (adjusted for the Merger conversion) vested on November 20, 2019, 66,274 options vested on November 20, 2020, and the remaining options vest in two equal installments on November 20, 2021 and November 20, 2022. The remaining options originally vested based upon service and performance criteria. These performance vesting criteria have been waived by Legacy CuriosityStream.
(12)	19,724 options (adjusted for the Merger conversion) vested on August 2, 2020, and the remaining options vest in three equal installments on August 2, 2021, August 2, 2022 and August 2, 2023.
(13)	The remaining options vest in four equal installments on February 17, 2021, February 17, 2022, February 17, 2023 and February 17, 2024.
(14)	This option was fully exercisable upon grant.
(15)	This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.
(16)	11,834 options (adjusted for the Merger conversion) vested on November 11, 2020. The remaining options vest in three equal installments on November 11, 2021, November 11, 2022 and November 11, 2023.
(17)	This option was fully exercisable upon grant.
(18)	This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.

CuriosityStream Inc. Stock Option Plan

Prior to the Merger, Legacy CuriosityStream issued equity awards under the stock option plan to provide for the grant of equity-based awards to our employees, non-employee directors and consultants/advisors (the “Stock Option Plan”). The Stock Option Plan was terminated in connection with the Merger.

Authorized Shares.    The maximum aggregate number of shares that could be issued under the Stock Option Plan was 4,200,000 shares of Legacy CuriosityStream Common Stock, plus any shares that became available upon forfeiture of outstanding awards. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award, as well as shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition, became available for future grant under our Stock Option Plan.

Plan Administration.    The Stock Option Plan was administered by the Legacy CuriosityStream board of directors, which had power to determine the terms of the awards, including, but not limited to, the recipients of the awards, the number of shares subject to each award and the vesting schedule and exercisability of the awards.

Stock Options.    The Stock Option Plan permitted the grant of incentive stock options to employees and/or non-statutory stock options to employees, non-employee directors or consultants/advisors. The exercise price of stock options was no less than the fair market value of the stock. Each stock option agreement set forth the vesting schedule of the options and the term of the options, which, in the case of incentive stock options, could not exceed ten years. Payment of the exercise price could be made in cash or cash equivalents or other methods permitted under the plan or the stock option agreement. The extent to which a vested option could be exercisable following termination of service was set forth in each stock option agreement.

Adjustments; Change in Control.    In the event of certain changes in the Legacy CuriosityStream corporate structure, including a stock split, combination of shares, recapitalization, reclassification, merger or reorganization, the administrator could make appropriate adjustments to prevent diminution or enlargement of the benefits or potential benefits available under the Stock Option Plan, including adjusting the aggregate number of shares reserved for issuance under the Stock Option Plan, shares subject to outstanding awards and exercise prices of outstanding stock options and stock appreciation rights. The Legacy CuriosityStream Stock Option Plan provided that, unless otherwise provided in individual award agreements, in the event of a merger or consolidation each outstanding award could be assumed or substituted for an equivalent award or cash. The treatment of the options outstanding under the Stock Option Plan in the Merger is described in “— Treatment of Stock Options in Transaction.

Amendment or Termination.    The Legacy CuriosityStream board of directors had the authority to amend, suspend or terminate the Stock Option Plan provided such action does not materially impair the existing rights of any award recipient. Stockholder approval of amendments could be required to comply with applicable laws and regulations. The Stock Option Plan was terminated in connection with the Merger.

In connection with the consummation of the Business Combination, our 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) was adopted by the stockholders of the Company. Employees of the Company, including the named executive officers, are entitled to participate in the Omnibus Incentive Plan, which is described above.

Treatment of Stock Options in Transaction

Under the terms of the Merger Agreement, each Legacy CuriosityStream stock option, whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time of the Merger, was automatically converted into the right to receive an option to purchase shares of Common Stock of the Company (the “Company Options”). The number of shares of Common Stock (rounded down to the nearest whole share) that are subject to the Company Options equals the product of (A) the number of shares of Legacy CuriosityStream common stock subject to Legacy CuriosityStream stock options immediately prior to the effective time of the Merger and (B) the Option Exchange Ratio. The “Option Exchange Ratio” is equal to (a)(x) the sum of (1) $302,098,500, plus or minus (2) an amount equal to the sum of estimated working capital and closing cash of Legacy CuriosityStream net of estimated indebtedness of Legacy CuriosityStream and amounts being escrowed for working capital adjustments to be performed post-closing and indemnification obligations of Legacy CuriosityStream, plus (3) amounts being escrowed for working capital adjustments to be performed post-closing, plus (4) amounts being escrowed for indemnification obligations of Legacy CuriosityStream, plus (5) the aggregate exercise price that would be payable by the Legacy CuriosityStream option holders upon the exercise of all Legacy CuriosityStream options outstanding immediately prior to the Effective Time, divided by, (y) the sum of (1) the aggregate number of shares of Legacy CuriosityStream common stock issued and outstanding as of the time of determination, plus (2) the aggregate number of shares of Legacy CuriosityStream common stock issuable upon conversion of the aggregate number of shares of preferred stock issued and outstanding as of such time, plus (3) the number of shares of Legacy CuriosityStream common stock issuable upon the exercise of all Legacy CuriosityStream stock options outstanding as of immediately prior to the effective time of the merger, divided by (b) $10.04. The Company Options have an exercise price per share (rounded up the nearest whole cent) of Common Stock equal to the quotient of (A) the exercise price per share of Legacy CuriosityStream common stock of such Legacy CuriosityStream stock option immediately prior to the effective time of the Merger and (B) the Option Exchange Ratio. The Company Options were granted pursuant to the Omnibus Incentive Plan, but are otherwise subject to the same vesting and exercise terms and conditions as applied to the Legacy CuriosityStream stock options immediately prior to the effective date of the Merger.

Pursuant to the terms of the Merger Agreement, if the employment of Tia Cudahy, Jason Eustace or Devin Emery (each a “Listed Participant”) is terminated by the Company other than for “cause” (defined therein) or by the Listed Participant with “good reason” (defined therein), in each case during the two-year period following the effective date of the Merger, then the Company Options held by such Listed Participant as of immediately prior to the closing of the Merger will automatically become fully vested and shall remain outstanding and exercisable until the earlier of (i) three (3) months after the effective date of the termination of such Listed Participant’s employment and (ii) the expiration of the term of the Software Acquisition Group Option.

Company 401(k) Plan

Legacy CuriosityStream established a tax-qualified Section 401(k) retirement savings plan for all employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Legacy CuriosityStream intended for the plan to qualify under Section 401(a) of the Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan. This 401(k) plan is now sponsored and maintained by the Company.

Compensation of Directors

The following disclosure concerns the total compensation of Legacy CuriosityStream’s non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)
John Hendricks(1)	$—	$—		$—	$—
Elizabeth Hendricks	$16,000	$82,862	(2)	$—	$98,862
Patrick Keeley	$17,500	$93,638	(3)	$—	$111,138
Richard Blum(4)	$—	$—		$—	$—
Matthew Blank	$14,500	$78,966	(5)	$—	$93,466
Jonathan Huberman	$17,500	$93,638	(6)	$—	$111,138
Mike Nikzad	$16,000	$82,862	(7)	$—	$98,862

(1)	John Hendricks waived the right to receive any cash retainer or equity award in 2020 in connection with his Board service.
(2)	Represents a grant of 8,997 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,328 restricted stock units vesting on October 31, 2021 and 7,669 restricted stock units vesting on December 31, 2021.
(3)	Represents a grant of 10,167 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021.
(4)	Mr. Blum left the CuriosityStream Board effective as of July 29, 2020.
(5)	Represents a grant of 8,574 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,204 restricted stock units vesting on October 31, 2021 and 7,370 restricted stock units vesting on December 31, 2021.
(6)	Represents a grant of 10,167 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021.
(7)	Represents a grant of 8,997 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,328 restricted stock units vesting on October 31, 2021 and 7,669 restricted stock units vesting on December 31, 2021.

Director Compensation

The compensation structure for employees on the Company’s board of directors are discussed above. Our non-employee directors are compensated with a combination of cash and equity in the Company, with additional compensation for service on Board committees. Our Board compensation plan was determined in accordance with industry practice and standards.

Stock-Based Awards

The Company uses stock-based awards to promote our interests by providing directors with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the directors’ interests with those of the company’s equity holders. Stock-based awards are awarded under the Omnibus Incentive Plan, which has been adopted by the Company’s board of directors and was approved by the Company’s stockholders on October 12, 2020. The maximum number of shares subject to awards granted during a single compensation year (that is from one annual meeting of stockholders to the next annual meeting) to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $500,000 in total value.

The compensation committee approved grants of restricted stock units to employee and non-employee directors of the Company as of November 5, 2020. The grants to employee directors of the Company are discussed in “Compensation of Officers — Stock-Based Awards.” The restricted stock units for the non-employee directors will vest as described below for each director, in each case, provided that the grantee continuously provides services to the Company or its subsidiaries through such vesting date, with settlement on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement. The compensation committee approved the following restricted stock unit grants to non-employee directors: 8,997 restricted stock units for each of Ms. Elizabeth Hendricks and Mr. Mike Nikzad (with 1,328 restricted stock units vesting on October 31, 2021 and 7, 669 restricted stock units vesting on December 31, 2021), 10,167 restricted stock units for each of Messrs. Jonathan Huberman and Patrick Keeley (with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021), and 8,574 restricted stock units for Mr. Matthew Blank (with 1,204 restricted stock units vesting on October 31, 2021 and 7,370 restricted stock units vesting on December 31, 2021).